Exhibit 10.2

Execution Version

LIMITED LIABILITY COMPANY AGREEMENT

OF

[●]

a Delaware limited liability company

Dated as of July 2, 2026

LIMITED LIABILITY COMPANY AGREEMENT
OF
[●]

This LIMITED LIABILITY COMPANY AGREEMENT of [●], a Delaware limited liability company (the “Company”) is dated as of July 2, 2026 (the “Effective Date”), by and between HST Technologies, Inc., a Delaware corporation (together with its permitted successors and assigns, “HST”, or “Platform Co”) and CLEANCORE SOLUTIONS, INC., a Nevada corporation (together with its permitted successors and assigns, the “ZONE Member”).

R E C I T A L S:

WHEREAS, the Company was formed as a limited liability company pursuant to the Delaware Act by the filing of the Certificate with the Secretary of State of Delaware;

WHEREAS, the parties hereto desire to provide for their respective rights, obligations and interests with respect to each other and to the Company, and the terms and conditions on which the Company will conduct business in this Agreement; and

WHEREAS, Platform Co is a technology platform provider that has developed Cue, a proprietary AI-generated development platform, and the parties intend that Platform Co will serve as the technology platform provider for the Partnership Projects (as defined below), contributing its technology, development expertise, and project-origination capabilities to the venture;

WHEREAS, this Agreement shall apply to and govern the management and operation of the Company from and after the Effective Date and shall bind each and every present and future Member of the Company.

WHEREAS, the parties acknowledge that Platform Co’s obligations under this Agreement are those of a technology platform provider and are subject to timely ZONE funding, ZONE approvals, and third-party cooperation, and that Platform Co’s performance shall be assessed in light of such dependencies;

NOW, THEREFORE, for ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto and hereby agree as follows:

1. DEFINED TERMS

1.01 Defined Terms. As used in this Agreement, the following terms have the meanings set forth below (in addition to the other defined terms contained in this Agreement):

“Acceptable Broker” means an independent, nationally recognized and licensed broker or appraiser with a reputable firm who (a) has significant experience in data center asset valuations and transactions, (b) is unaffiliated with any Member, and (c) if engaged by a Member, would not have any conflict of interest in representing or being engaged whether by a Member or the Company.

“Acquisition Capital Contributions” means, with respect to any Member, the contributions to the capital of the Company made by such Member for the initial capitalization of the Company and the Property pursuant to this Agreement, including (a) in the case of the ZONE Member, the Initial Capital Contribution and any subsequent cash Capital Contributions, and (b) in the case of Platform Co, the contribution of project-specific assets, lease rights, contracts, permits, intellectual property licenses, and other non-cash property as set forth in the applicable Contribution Agreement.

“Acquisition Loan” has the meaning set forth in Section 4.06(a).

“Additional Capital Contribution” means, with respect to any Member, any contribution of cash to the capital of the Company made by such Member under this Agreement, other than an Acquisition Capital Contribution.

“Additional Contribution Notice” has the meaning set forth in Section 4.02.

“Adjusted Capital Account Deficit” means, with respect to any Member for any taxable year of the Company, the deficit balance, if any, in such Member’s Capital Account as of the end of such taxable year, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts that such Member is obligated to restore or is deemed obligated to restore as described in the penultimate sentences of Treasury Regulation Section 1.704-2(g)(1) and Treasury Regulation Section 1.704-2(i)(5); and

(b) Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

Except as otherwise modified herein, the foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, (a) any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person or (b) any other Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person or (c) any officer, general partner or managing member of such Person or (d) any other Person which is an officer, general partner, managing member or holder of ten percent (10%) or more of the outstanding voting interests of any other Person described in clauses (a) through (c) of this definition. For purposes of this definition, no Member will be deemed an Affiliate of another Member for purposes of this Agreement.

“Affiliate Agreement” means any agreement between the Company or any Subsidiary and the Manager, any Member or an Affiliate of the Manager or any Member.

“Agreement” means this Limited Liability Company Agreement, including any exhibits or schedules attached hereto, as the same may be further amended or restated from time to time pursuant to the terms of this Agreement.

“Assumed Tax Rate” has the meaning set forth in Section 6.12.

“Bad Act” means any act whereby Platform Co, or any Key Principal, or any other Platform Co Party or its members, Affiliates or their respective constituent members, shareholders, partners, officers, directors, or employees commits one or more of the following acts (including causing the Company to have committed any of the following acts): (a) fraud with respect to this Agreement, any Subsidiary and/or the Property, (b) gross negligence or willful misconduct in the performance (or nonperformance) of its obligations under this Agreement or in any other capacity with respect to any Subsidiary and/or the Property, in each case only if such gross negligence or willful misconduct is material and, if curable, remains uncured for thirty (30) days after written notice thereof from the ZONE Member; (c) a misappropriation of the assets of the Company, including any funds in any bank account of the Company; (d) taking any action without the consent of the ZONE Member, if such consent is required pursuant to this Agreement; provided, however, except for an action pursuant to subclause (a)(iii)(x) of the definition of “Event of Default” , if such consent is required pursuant to this Agreement, no such action shall constitute a Bad Act unless (i) Platform Co fails to cure such action within thirty (30) days of receipt of written notice from ZONE Member and (ii) to the extent such action resulted in a quantifiable loss to the Company or ZONE Member, Platform Co fails to restore the Company or ZONE Member to the economic position it would have been in absent such action; (e) any intentional misstatement or intentional omission in any materials prepared by a Platform Co Party or its Affiliates and submitted to any Member or any lender in connection with the Property; (f) any intentional breach by Platform Co of a fiduciary, corporate opportunity or other statutory duty with respect to the Company or its business; (g) a Change in Control has occurred with regard to Platform Co, not permitted hereunder or approved by the ZONE Member (for the avoidance of doubt, none of the events described in clauses (A) through (E) of the proviso to the definition of “Change in Control” shall constitute a Bad Act); (h) indictment of a violation of applicable law that could reasonably be expected to result in (1) criminal liability or (2) civil fines or penalties with respect to the Property or the Company, but only if such civil fines or penalties are not released, bonded or otherwise paid by Platform Co or the Key Principals within thirty (30) days after assessment therefor; (i) the occurrence of a Financial Event with respect to Platform Co (excluding, for the avoidance of doubt, any Financial Event with respect to a Key Principal in his or her personal capacity); or (j) the occurrence of a Financial Event with respect to the Company or any Subsidiary caused by or consented to by a Platform Co Party or its Affiliates; provided, however, Platform Co shall have the right to cure a “Bad Act” committed by an employee by (i) terminating such employee within two (2) Business Days of actually becoming aware of such “Bad Act” and providing written notice and evidence of same to ZONE Member and (ii) to the extent such action resulted in a quantifiable loss to the Company or ZONE Member, Platform Co shall restore the Company or ZONE Member to the economic position it would have been in absent such action.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banks are required or permitted to be closed in the State of Delaware.

“Buy-Out” has the meaning set forth in Section 7.01(i).

“Buy-Out Closing Date” has the meaning set forth in Section 7.01(i).

“Buy-Out Election Notice” has the meaning set forth in Section 7.01(i).

“Buy-Out Purchase Price” has the meaning set forth in Section 7.01(i).

“Buy-Out Note” has the meaning set forth in Section 7.01(i).

“Deferred Amount” has the meaning set forth in Section 7.01(i).

“Scheduled Payment” has the meaning set forth in Section 7.01(i).

“Final Payment Date” has the meaning set forth in Section 7.01(i).

“Payment Schedule” has the meaning set forth in Section 7.01(i).

“Initial Payment” has the meaning set forth in Section 7.01(i).

“Capital Account” means the separate account maintained for each Member pursuant to this Agreement.

“Capital Contribution” means, with respect to any Member, any Acquisition Capital Contribution and Additional Capital Contribution made by such Member to the Company pursuant to this Agreement.

“Capital Event” shall mean any of the following: (1) the sale of the Property (including entering into a long-term lease or sublease wherein a lump sum rental payment is paid at the beginning of the lease term and no other rent is payable throughout the initial lease term); (2) the condemnation of all or any material part of the Property or the use thereof, except for temporary easements and the like; (3) receipt of net recoveries of damage awards and insurance proceeds (other than rental interruption insurance proceeds) which funds are not otherwise made available for repair or reconstruction of improvements at the Property or otherwise used as required by the Financing Documents; (4) receipt of the net proceeds from any mortgages on the Property or any other loans or borrowings of the Company, including, without limitation, loans from any Member; or (5) the sale by all of the Members of their entire Interests.

“Capital Event Proceeds” means any receipts, proceeds or revenues derived from or in connection with a Capital Event (and shall also include any amounts previously set aside as reserves in accordance with clause (b) of this definition of “Capital Event Proceeds” and which are reflected in the Operating Budget), less: (a) any closing costs, interest, prepayment fees or penalties, transfer and other taxes, yield maintenance, principal, fees and other expenses payable in connection with a Capital Event and (b) reserves established by the Members in accordance with this Agreement. “Capital Event Proceeds” shall not reflect or include any items used to determine any Net Cash Flow.

“Carried Participation” has the meaning set forth in Section 7.03(f).

“Catch-Up Distribution” has the meaning set forth in Section 6.10.

“Cause Event” has the meaning set forth in Section 7.01(g).

“Certificate” means the Certificate of Formation of the Company, as the same may be amended from time to time in accordance with the terms of this Agreement.

“Change in Control” shall be deemed to occur with respect to Platform Co if (i) Persons other than the Key Principals (or their Permitted Transferees, as defined below) possess, directly or indirectly, the sole power and authority to direct or cause the direction of the management and policies of Platform Co with respect to the Partnership Projects, (ii) all of the Key Principals (or their Permitted Transferees) cease to be actively involved in the business operations and management of Platform Co as they relate to the Partnership Projects; or (iii) the Key Principals (and their Permitted Transferees), collectively, fail to own, directly or indirectly, at least 51% of the equity interest in Platform Co held by such Key Principals, collectively, as of the Effective Date; provided, however, that a Change in Control shall not be deemed to have occurred as a result of any of the following: (A) any issuance of equity interests in Platform Co to investors, lenders, or strategic partners in connection with bona fide capital raises or financing transactions, so long as the Key Principals (or their Permitted Transferees) retain the power and authority to direct the management and policies of Platform Co with respect to the Partnership Projects; (B) any Transfers by Key Principals to spouses, children, parents, siblings, or trusts or other entities established for the benefit of such Key Principals or their respective family members for estate planning purposes (“Estate Planning Transfers”); (C) any changes in the officers, directors, or employees of Platform Co in the ordinary course of business, including the hiring, termination, or replacement of management personnel, so long as the Key Principals (or their Permitted Transferees) retain the power and authority to direct the management and policies of Platform Co with respect to the Partnership Projects and Platform Co provides replacement key management personnel reasonably acceptable to the ZONE Member within ninety (90) days of any departure of a Key Principal; (D) the death or disability of any Key Principal, provided that Platform Co provides replacement Key Principals reasonably acceptable to the ZONE Member and any lender or other creditor or third-party counterparty of the Company required to prevent a breach of a loan or other contract of the Company within a reasonable time not to exceed ninety (90) days; or (E) any other event that does not result in a material change in the operational control of the Partnership Projects. For purposes of this definition, “Permitted Transferees” means, with respect to any Key Principal, any spouse, child, parent, sibling, trust, or other entity established for the benefit of such Key Principal or such Key Principal’s family members that has received equity interests in Platform Co through an Estate Planning Transfer.

“Clawback” has the meaning set forth in Section 6.10.

“Code” means the Internal Revenue Code of 1986, as amended. Any reference herein to any specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future laws.

“Company” has the meaning set forth in the preamble of this Agreement.

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Confidential Information” has the meaning set forth in Section 15.17(a).

“Contribution Agreement” has the meaning set forth in Section 4.01.

“Contribution Percentage” shall mean (i) 99% for the ZONE Member, and (ii) 1% for Platform Co, in each case subject to adjustment for Replacement Financing Dilution pursuant to Section 4.02(c); provided, however, that the foregoing percentages reflect the Members’ nominal capital interests only and do not reflect the asymmetric capital funding obligations set forth in Section 4.01 and Section 4.02 and the Contribution Agreements. The parties acknowledge that Platform Co’s 1% Contribution Percentage is intended to be de minimis and reflects Platform Co’s nominal capital interest in the Company. Platform Co’s primary economic interest in the Company is the Carried Participation, as set forth in Section 6.10 and Section 7.03(f).

“Control” means, the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlling” and “Controlled” have the meanings correlative to the foregoing.

“Cue” means Platform Co’s proprietary AI-generated development programs, software, contracts, and associated services for loads such as data centers.

“Default” is defined in Section 7.03(g).

“Deficiency Contribution” has the meaning set forth in Section 4.03(b)(ii).

“Deficiency Contribution Notice” has the meaning set forth in Section 4.03(b)(ii).

“Deficiency Member” has the meaning set forth in Section 4.03(b)(ii).

“Delivered Capacity” means, with respect to any Partnership Project, the aggregate electrical power capacity (measured in MW) of data center infrastructure that (a) has been fully constructed, commissioned, and tested in accordance with the applicable design specifications and Operating Budget, (b) is interconnected to the applicable utility grid and capable of receiving continuous electrical power, (c) is available for sustained production use by the applicable tenant or customer under a fully executed lease, colocation agreement, or compute services agreement, and (d) has achieved rent commencement or is otherwise generating revenue under such lease or agreement. For purposes of determining Delivered Capacity, partial MW increments shall be measured on a pro-rata basis and aggregated across all applicable Partnership Projects.

“Deficit Loan” has the meaning set forth in Section 4.03(b)(iii).

“Delaware Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Depreciation” shall mean for each taxable year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such taxable year or other period; provided, however, that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such taxable year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such taxable year or other period bears to such beginning adjusted tax basis; provided, further that if the adjusted basis for federal income tax purposes for such taxable year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager in consultation with the Tax Representative.

“Distribution Percentage” shall mean (i) 99% for the ZONE Member and (ii) 1% for Platform Co with respect to capital distributions, subject to (x) the Carried Participation provisions of Section 6.10 and Section 7.03(f), (y) adjustment for Replacement Financing Dilution pursuant to Section 4.02(c), and (z) adjustment for Deficit Loan conversions pursuant to Section 4.03(b)(iv); provided, however, that all distributions of Net Cash Flow and Capital Event Proceeds shall be made in accordance with the distribution waterfall set forth in Section 6.10 (and not by reference to the foregoing fixed percentages), as may be adjusted from time to time in accordance with this Agreement.

“EBITDA” means, for any period, the net income (or net loss) of the Company and the Subsidiaries on a consolidated basis for such period determined in accordance with GAAP, plus, without duplication and to the extent deducted in determining such net income (or net loss), the sum of (a) interest expense for such period, (b) income tax expense for such period, (c) depreciation and amortization expense for such period, (d) any non-cash charges or losses for such period (including non-cash impairment charges, non-cash stock-based compensation expense, and non-cash losses on dispositions of assets), and (e) any other extraordinary, unusual, or non-recurring non-cash expenses or losses for such period, minus, without duplication and to the extent included in determining such net income (or net loss), (i) any non-cash gains or income for such period (including non-cash gains on dispositions of assets), (ii) interest income for such period, and (iii) any other extraordinary, unusual, or non-recurring non-cash gains or income for such period; provided, however, that EBITDA shall be calculated on a consolidated basis with respect to the Company and all Subsidiaries.

“EBITDA Performance Threshold” has the meaning set forth in Section 7.03(d).

“Effective Date” has the meaning set forth in the Preamble of this Agreement.

“Embargoed Person” has the meaning set forth in Section 15.01(a)(ix).

“Equity Consideration” has the meaning set forth in Section 7.03(a).

“Environmental Laws” means any law relating to the environment or natural resources, including by way of example and not limitation those relating to the exposure to, use, release, emission, presence, storage, treatment, generation, transportation, processing, investigation, remediation, or handling of Hazardous Materials, or solid or other waste, in each case, whether previously, presently or hereafter in effect, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. 11001 et seq.), and the Endangered Species Act (16 U.S.C. § 1531 et seq.) and all similar or equivalent laws adopted by any other governmental body, and any and all implementing regulations, rules, orders or directives relating to any of the foregoing, which relates in any way to the Property and any adjacent property, to any Hazardous Materials generated at the Property (whether such Hazardous Materials have been relocated from the Property) to any activities conducted on the Property. Environmental Laws also include any and all laws, rules, regulations, orders and directives, whether federal, state or local, applicable to (a) environmentally-related health or safety matters, including indoor air quality; (b) the existence of any underground storage tanks that contained or contain Hazardous Materials; and (c) the existence of any electrical equipment or other materials containing polychlorinated biphenyls.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” means (a) with respect to Platform Co: (i) the commission of a Bad Act, or (ii) for so long as Platform Co is the Manager, (w) a breach of the Standard of Care by Platform Co under this Agreement, (x) if any Platform Co Party knowingly and unilaterally takes an action that constitutes a Major Decision hereunder without the proper written approval of the ZONE Member, or (y) a material breach or default under any Financing Document caused by Platform Co or any Platform Co Party, except to the extent contemplated by the approved business plan or jointly agreed to in writing by the Members; and (b) with respect to any Member: (i) a default under this Agreement by such Member that is specifically designated as an Event of Default in this Agreement, (ii) a Member materially breaches this Agreement, or (iii) a violation by, or on behalf of, or with respect to, such Member of the transfer restrictions set forth in Article 12 of this Agreement or any Transfer that constitutes a breach of any transfer restrictions in any loan document by a Member or any Affiliate of such Member; provided, however, that a Funding Default by the ZONE Member shall not constitute an Event of Default unless and until the applicable Funding Default Cure Period has expired without cure in accordance with Section 4.02(b). An Event of Default under this Agreement shall not be deemed to exist unless a written notice of such default is delivered by the non-defaulting Member, and only to the extent such default is susceptible to cure (but specifically excluding Events of Default enumerated in clauses (b)(i) and (b)(iii) above), such breach or default remains uncured beyond the earlier of (i) the date that is (x) in the case of a breach or default that can be cured by the payment of a defined sum of cash, the earlier of (I) thirty (30) days following a Member’s delivery to the other Member of written notice of such default or (II) the cure period for such breach or default that is otherwise specifically enumerated in this Agreement (including the Funding Default Cure Period under Section 4.02(b)), or (y) in the case of a breach or default that cannot be cured by the payment of a defined sum of cash, the earlier of (I) thirty (30) days following a Member’s delivery to the other Member of a written notice of such default (unless such breach or default cannot reasonably be cured within such thirty (30) day period, in which event such period shall be extended to ninety (90) days as long as such cure has been commenced within such thirty (30) day period and thereafter is being diligently pursued to completion) or (II) the cure period for such breach or default that is otherwise specifically enumerated in this Agreement, or (ii) if the applicable breach or default to which such cure applies is also a breach or default under any Financing Document, the earlier of (1) the date that such breach or default would trigger an event of default thereunder (after taking into account any applicable notice requirements and grace periods thereunder), or (2) the date that is ten (10) days prior to the expiration of the applicable cure period under the applicable Financing Documents, unless the applicable cure period is less than ten (10) days, in which event it shall be the date that is no less than two (2) Business Days prior to the expiration of such applicable cure period.

“Excess Contribution Amount” has the meaning set forth in Section 4.03(b)(ii).

“Exchange Act” has the meaning set forth in Section 10.01.

“Exculpated Party” has the meaning set forth in Section 13.01.

“Expenses” means, for any period, the sum of the total gross cash expenditures of the Company during such period, including without limitation (a) all cash operating expenses (including all loan servicing fees, fees, commissions, expenses and allowances paid to any third-party or paid or reimbursed to any Member or any of its Affiliates pursuant to any contract or otherwise as permitted hereunder), (b) all debt service payments (including, without limitation, principal and interest) including debt service on loans made to the Company by the Members or any of their Affiliates, (c) all allocable expenditures which are treated as capital expenditures (as distinguished from current expense deductions) under GAAP (with the understanding that the Company’s books and records shall be kept on an accrual basis and a federal income tax basis), (d) all real estate taxes, personal property taxes and sales taxes, (e) all deposits to the Company or Subsidiary’s Reserve Accounts and (f) all costs and expenditures related to any acquisition, sale, lease, disposition, financing, refinancing, monetization or securitization of the Property or any other assets of the Company (or any interest therein); provided, however, that Expenses shall not include (i) any payment or expenditure to the extent such payment or expenditure is paid out of any Company Reserve Account (and previously deducted as an expense), (ii) any expenditure properly attributable to the liquidation of the Company, or (iii) non-cash expenses such as depreciation or amortization.

“Fair Market Value” has the meaning set forth in Section 7.01(g).

“Financial Event” means the occurrence of any of the following events with respect to any Person: (a) the making by it of an assignment for the benefit of its creditors, (b) the filing by it of a voluntary petition in bankruptcy, (c) an adjudication that it is bankrupt or insolvent, or the entry against it of an order for relief in any bankruptcy or insolvency proceeding, (d) the filing by it of a petition or an answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under applicable law, (e) the filing by it of an answer or other pleading admitting or failing to contest the material allegations of the petition filed against it in any proceeding of the nature described in the preceding clause (d), (f) the appointment of a trustee, receiver or liquidator of it or of all or any substantial part of its properties, (g) an attachment or execution or other judicial seizure of all or a substantial part of its assets or (h) the commencement of any proceeding against it seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under applicable law that is not dismissed within ninety (90) days of such commencement.

“Financing Documents” means with respect to any approved loan related to the Property including the Property Loan, any agreements or documents evidencing such approved financing.

“Follow-Up Consent Request” has the meaning set forth in Section 7.06.

“Force Majeure” means any delay caused by strikes, lockouts, acts of God, governmental restrictions, delays in interim and final inspections or the issuance of building, interconnection, or other necessary permits or approvals (provided not due to the actions of the party suffering such delay), pandemic, epidemic, or human health risk declared or recognized by the Centers for Disease Control, the World Health Organization or other similar body, enemy acts, civil commotion, fire or other casualty, severe and adverse weather conditions, such as flood, cyclone, hurricane, named tropical storm, tornado, heavy rains and extraordinary snow, ice, earthquakes, including wet and unworkable site conditions resulting from such adverse events or conditions, extraordinary material supply delays and extraordinary unavailability of suppliers, laborers, or critical equipment (including electrical transformers, generators, switchgear, cooling systems, and other long-lead data center infrastructure components), utility interconnection delays not caused by the party suffering the delay, grid connection delays imposed by the utility provider, to the extent beyond the reasonable control of the party suffering the delay, which prevents such party’s compliance with certain obligations hereunder, other than such party’s financial inability to perform.

“Fully-Funded Member” has the meaning set forth in Section 4.03(b)(ii).

“Funding Default” means the ZONE Member’s failure to timely fund any Capital Contribution (including any Initial Capital Contribution, Additional Capital Contribution, or other cash Capital Contribution) when due under this Agreement.

“Funding Default Cure” has the meaning set forth in Section 4.02(b)(ii).

“Funding Default Cure Period” means the thirty (30)-day period following the ZONE Member’s delivery of a Funding Default Notice during which the ZONE Member may cure a Funding Default without penalty, dilution, or adverse consequence.

“Funding Default Notice” has the meaning set forth in Section 4.02(b)(i).

“Funding Date” has the meaning set forth in Section 4.02.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Requirements” means any assessments, taxes, fees or additional costs or expenses necessary for the Property to comply with any governmental law, rules, ordinances, regulations or decrees.

“Gross Asset Value” shall mean with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset at the time of contribution, as reasonably determined by the Member and the Company;

(b) the Gross Asset Values of all assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Manager in consultation with the Tax Representative, as of the following times: (i) the acquisition of an additional Interest by any new or existing Member for more than a de minimis amount of property or assets; (ii) the distribution by the Company to a Member of more than a de minimis amount of property or assets as consideration for an Interest; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and (iv) in connection with the issuance of an Interest (other than a de minimis Interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity or in anticipation of being a Member;

(c) the Gross Asset Value of any asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as determined by the Manager in consultation with the Tax Representative;

(d) the Gross Asset Values of all assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Sections 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and Article 6 hereof; provided, however, that the Gross Asset Values shall not be adjusted pursuant to this clause to the extent the Manager in consultation with the Tax Representative determines that an adjustment pursuant to clause (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause; and

(e) if the Gross Asset Value of an asset has been determined or adjusted pursuant to this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Hazardous Materials” means any substance, material, chemical, chemical substance, pollutant, contaminant, special waste, universal waste, solid waste, or waste (as such terms are defined in any of the applicable Environmental Laws) or related substances, in such quantities or concentrations as are regulated, that (a) is regulated, classified or otherwise characterized under or pursuant to any applicable Environmental Law or other laws as “hazardous,” “toxic,” “radioactive,” “corrosive,” “flammable,” “extremely hazardous,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, mold and polychlorinated biphenyls; (b) is paint or other materials containing lead, urea formaldehyde foam insulation, asbestos, and asbestos containing material.

“Platform Co Interest” has the meaning set forth in Section 7.01(g).

“Platform Co Party” means, individually, Platform Co and the Key Principals.

“Indemnified Losses” has the meaning set forth in Section 13.02(a).

“Indemnified Party” has the meaning set forth in Section 13.02(a).

“Interest” means, with respect to any Member at any time, the interest of such Member in the Company at such time, including the right of such Member to any and all of the benefits to which such Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

“IP License” has the meaning set forth in Section 9.02.

“Key Document” means any partnership agreement, limited liability company agreement or other joint venture agreement to which the Company is a party or by which the Company is bound.

“Key Principals” means [●].

“Lender Compliance” has the meaning set forth in Section 7.01(k).

“Liquidating Member” means the Member designated in writing as such by the ZONE Member from time to time.

“Major Decision” has the meaning set forth in Section 7.01(b) hereof.

“Manager” means Platform Co, and any other Person who, from time to time, is appointed as a Manager of the Company in accordance with this Agreement, so long as such Person continues as a Manager of the Company.

“Master Platform Agreement” has the meaning set forth in Section 7.03(h).

“Material Agreement” means any (a) Financing Document, (b) Key Document, (c) other contract that has a term exceeding twelve (12) months or that requires expenditures by the Company in excess of $1,000,000 during any 12-month period if not terminable upon thirty (30) days’ notice and not otherwise approved in the Operating Budget, (d) any construction management, general contractor, development management, or property management agreement, (e) any tenant lease, colocation agreement, or interconnection agreement with respect to the Property, (f) any power purchase agreement, utility service agreement, or other agreement for the provision of electrical power or cooling to the Property, (g) any equipment purchase or license agreement with a value in excess of $500,000, and (h) guaranty of the obligations of another Person (including an Affiliate) by the Company.

“Material Lease” means any lease, license, colocation agreement, or interconnection agreement to which the Company or any Subsidiary is a party with respect to the Property, including the baseline compute lease with the tenant.

“Material Notices” has the meaning set forth in Section 15.03 hereof.

“Member” or “Members” means, except as expressly provided herein, one or more (as the case may be) of Platform Co, the ZONE Member and any other Person who, from time to time, is admitted as a member of the Company in accordance with this Agreement and applicable law, so long as such Person continues as a member of the Company.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means “partner nonrecourse debt minimum gain” as defined in Treasury Regulation Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” means “partner nonrecourse deductions” as defined in Treasury Regulation Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“MPA Fee Cap” has the meaning set forth in Section 7.03(d).

“Necessary Expenses” means expenses of the Company to fund (a) third-party debt service payments on the Company’s financing (including expenses of curing any defaults thereunder) entered into pursuant to Section 4.06, (b) taxes, assessments, and utility charges, (c) any emergency maintenance or repairs necessary to protect the life, health or safety of any Person at the Property or to prevent or mitigate material damage to the Property, including, without limitation, those costs necessary to mitigate environmental matters at the Property, (d) insurance premiums (for insurance policies approved by the ZONE Member in accordance with the terms of this Agreement, in the Operating Budget or required by a lender under any Financing Documents, if applicable), (e) all other costs and expenses expressly and specifically set forth in the Operating Budget (including any construction costs and development expenses during the development phase), (f) expenses required to comply with applicable laws or Governmental Requirements, (g) expenses necessitated by Force Majeure, (h) closing or origination costs or fees in connection with any Property Loan, (i) interest expenses in excess of the line items in the Operating Budget in connection with Property Loan, and (j) legal, accounting and other professional fees and expenses incurred in connection with the operation and management of the Company as set forth in the Operating Budget or as otherwise to the extent approved by Platform Co and the ZONE Member.

“Net Cash Flow” means, for any period, the excess of (a) Revenues for such period over both (b) Expenses for such period and (c) any amounts deposited to any Reserve Account during such period.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Section 1.704-2.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(3).

“Notice of Removal” has the meaning set forth in Section 7.01(g).

“Operating Budget” means an annual operating budget, development budget, and business plan for the Property to be agreed upon by the Members in good faith following the Effective Date and thereafter approved in accordance with the terms of this Agreement.

“Over-Distribution” has the meaning set forth in Section 6.10.

“Overhead” means the ongoing expenses of operating the business of a Member, the Manager or their Affiliates not directly related to the Property; including, without limitation, compensation of employees, insurance, office rent, supplies, utilities, taxes, telephone bills, and any services (such as accounting and reporting) typically provided by the property manager or asset manager.

“Person” means any individual, partnership, corporation, limited liability company, trust or other entity.

“Partnership Projects” means (a) the initial [●] data center project near [●], (b) any expansion of such project, (c) other Platform Co-originated AI data center projects approved in writing by the ZONE Member and Platform Co, and (d) replacement or substitute projects contributed by Platform Co and approved by the ZONE Member if the initial project is delayed or otherwise not advanced.

“Plan Asset Regulation” means the Department of Labor Regulation codified at 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA.

“Plan Assets” means “plan assets” as defined by the Plan Asset Regulation.

“Public Disclosure” has the meaning set forth in Section 10.04.

“Preferred Return Threshold” has the meaning set forth in Section 6.10(b).

“Pro Rata Equity Contribution Amount” has the meaning set forth in Section 4.03(b)(ii).

“Profits” and “Losses” shall mean, for each taxable year or other period, an amount equal to the Company’s taxable income or loss for such taxable year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax or excluded from federal gross income and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

(c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (b) or clause (d) of the definition of Gross Asset Value herein, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d) Gain or loss resulting from any disposition of any asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such taxable year or other period, computed in accordance with the definition of Depreciation;

(f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of such asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits and Losses; and

(g) Notwithstanding any other provision hereof, any items which are allocated pursuant to Section 6.02 shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss, expense or deduction available to be specially allocated pursuant to this Agreement shall be determined by applying rules analogous to those set forth in clauses (a) through (g) above.

“Profits Interest” means Platform Co’s right to receive allocations of Profits and distributions of Net Cash Flow and Capital Event Proceeds attributable to the Carried Participation, as set forth in Section 6.10 and Section 7.03(f), which interest is intended to qualify as a “profits interest” within the meaning of Rev. Proc. 93-27 and Rev. Proc. 2001-43. The Profits Interest does not include, and is separate from, Platform Co’s nominal 1% capital interest in the Company.

“Promote Economics” means all profits, interests, carried interests, promote interests, catch-up distributions, incentive allocations, warrants, synthetic equity, appreciation rights, residual equity distributions, and any other economically equivalent interests or proceeds realized, directly or indirectly, by the ZONE Member or its Affiliates in connection with any Partnership Project (and, for the avoidance of doubt, including any such economics realized directly or indirectly by CleanCore Solutions, Inc. or any successor entity at the parent level), including from operating distributions, refinancings, recapitalizations, partial or full asset sales, mergers, change-of-control transactions, public listings, continuation vehicles, secondary transactions, liquidations, or other monetization events. In determining Promote Economics, EBITDA, and any amounts payable to Platform Co, no Affiliate fee, related-party charge, or allocation shall reduce such amounts unless it (i) is incurred under a bona fide written agreement on arm’s-length terms, (ii) is commercially reasonable and necessary for the applicable Partnership Project, and (iii) is not duplicative of any other fee or charge. Platform Co’s Carried Participation shall be determined exclusively by reference to actual distributable equity proceeds and realized economic value to the ZONE Member.

“Property” means the initial [●] data center facility and project near [●] owned by the Company (including, without limitation, the land, all improvements now or hereafter located thereon, all fixtures, equipment, systems, infrastructure, mechanical, electrical, and plumbing systems, power and cooling systems, generators, switchgear, UPS systems, fiber and network infrastructure, and all appurtenant rights, interests, easements, permits, licenses, contracts, and entitlements), as more particularly described on Exhibit A, comprising an initial 200 MW data center facility designed for high-performance computing and related uses, with potential for expansion and additional Partnership Projects as approved in writing by the Members.

“Property Loan” has the meaning set forth in Section 4.06(b).

“Refunding Member” has the meaning set forth in Section 6.10.

“Replacement Financing” has the meaning set forth in Section 4.02(c).

“Replacement Financing Dilution Rate” means one percent (1%) for every $200,000,000 (or portion thereof) of Replacement Financing Investment raised by Platform Co pursuant to Section 4.02(c).

“Replacement Financing Investment” means the aggregate cash proceeds received by the Company or any Subsidiary from third-party investors pursuant to Platform Co’s exercise of its Replacement Financing right under Section 4.02(c).

“Regulatory Allocations” has the meaning set forth in Section 6.02(h).

“Removal Date” has the meaning set forth in Section 7.01(g).

“Reserve Accounts” means such cash reserves of the Company and/or any Subsidiary as are set forth in the Operating Budget for the payment of expenditures.

“Revenues” means, for any period, the sum of the total gross operating cash received by the Company during such period, including, without duplication, all receipts of the Company from (a) rent, lease payments, and service fees (including additional rent and percentage rent) paid to the Company or any Subsidiary under any tenant lease, colocation agreement, or interconnection agreement, (b) revenue from Cue activities, (c) expense reimbursements, (d) proceeds from business interruption or other insurance, if any, (e) funds that are withdrawn from the Company’s Reserve Accounts and deposited into the Subsidiary’s operating accounts, and (f) other amounts received by the Company or Subsidiary in connection with the operation of its business (other than unapplied Capital Contributions); provided, however, that Revenues shall not include (x) Capital Event Proceeds, and (y) any amounts received by the Company incident to the liquidation of the Company.

“Revised Partnership Audit Provisions” means subchapter C of Chapter 63 of the Code (Sections 6221 et seq.), as enacted by the Bipartisan Budget Act of 2015 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof, and any comparable provisions of state or local tax law).

“SEC” has the meaning set forth in Section 10.01.

“Securities Act” has the meaning set forth in Section 15.01(a)(v).

“Securities Laws” has the meaning set forth in Section 15.01(a)(v).

“Shortfall” means, with respect to any period, the difference between (i) the amount necessary to pay when due all expenses incurred or reasonably anticipated to be incurred to (x) develop, construct, and operate the Property and the assets pursuant to the applicable Operating Budget, (y) pay for Necessary Expenses, and (z) the amount required for regularly scheduled debt service payments by the Company, and (ii) the available cash flow of the Company for such period, together with the funds held in any accessible Reserve Account; provided, that such amount shall not be less than zero.

“Standard of Care” has the meaning set forth in Section 7.01(a).

“Subsidiary” means one or all (as the case may be) of any direct or indirect subsidiary(ies) of the Company organized in accordance with the terms of this Agreement to directly or indirectly hold the Property or any portion thereof and any project-level sub-entities. Unless otherwise approved in writing by the ZONE Member, each Subsidiary shall be directly or indirectly wholly-owned by the Company.

“Tax Liabilities” has the meaning set forth in Section 6.08(c).

“Tax Representative” means a Person proposed by Platform Co and approved by ZONE Member.

“Transfer” has the meaning set forth in Section 12.01(a).

“Treasury Regulation” or “Regulation” means, with respect to any referenced provision, such provision of the regulations of the United States Department of the Treasury or any successor provision.

“U.S. Government Blacklists” shall mean (i) the two (2) lists maintained by the United States Department of Commerce (Denied Persons and Entities), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (iii) the list maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).

“ZONE Member” has the meaning set forth in the Preamble of this Agreement.

1.02 Other Defined Terms. As used in this Agreement, unless otherwise specified, (a) all references to Sections, Articles or Exhibits are to Sections, Articles or Exhibits of this Agreement, (b) each accounting term has the meaning assigned to it in accordance with the United States GAAP (with the understanding that the Company’s books and records shall be kept on an accrual basis and a federal income tax basis), (c) all Exhibits, Schedules, Addenda and other attachments to this Agreement are specifically incorporated into and made a part of this Agreement by any reference thereto in this Agreement, (d) the terms “include” and “including” shall be construed as if followed by the phrase “without limitation”, (e) all defined terms shall include the singular or plural thereof as the context requires or implies, (f) references to the “Company” shall include or be deemed to mean all of the Subsidiaries or the applicable Subsidiary or Subsidiaries, as the context requires or implies and (g) all terms used in this Agreement which are not defined in this Article 1 shall have the meaning set forth elsewhere in this Agreement.

2. ORGANIZATION

2.01 Formation and Continuation. From and after the Effective Date, the Members hereby agree to continue the Company as a limited liability company organized under and pursuant to the Delaware Act, upon and subject to the terms and conditions set forth in this Agreement. The Interest of each Member shall be deemed personal property for all purposes. Subject to the consent and approval rights of any Member set forth in this Agreement, the Manager is hereby authorized to file and record any amendments to the Certificate and such other documents as may be required or appropriate under the Delaware Act or the laws of any other jurisdiction in which the Company may conduct business or own property in order to qualify, register, continue or terminate the authority of the Company to conduct business in such jurisdictions. The Manager shall cause the Company to comply with all requirements necessary to qualify or register the Company as a foreign limited liability company in any jurisdiction in which the Company owns property or transacts business to the extent such qualification or registration is necessary, appropriate or advisable for the Company to own property or transact business in such jurisdiction or to protect the limited liability of the Members. The Manager may and, at the request of any Member (including the Manager so long as such Manager is also a Member), each Member (including the Manager so long as such Manager is also a Member) shall, execute, acknowledge and deliver any certificates, articles, documents and other instruments that are necessary or appropriate to qualify, register, continue or terminate the Company as a foreign limited liability company in any such jurisdiction in which the Company owns property or transacts business or ceases to own property or transact business (as the case may be). The Manager shall be an authorized person of the Company for purposes of any filings under the Delaware Act and, subject to the consent and approval rights of any other Member expressly set forth in this Agreement, shall be authorized to execute and deliver on behalf of the Company any of the foregoing certificates or instruments.

2.02 Name and Principal Place of Business. The name of the Company shall be as set forth on the cover page to this Agreement. The Manager may change the name of the Company from time to time and may adopt one or more fictitious names for use by the Company. All business of the Company shall be conducted under such name, and title to all assets of the Company shall be held in such name. The principal place of business and office of the Company shall be initially located at an address designated by the Manager. The Manager may from time to time change such principal office and place of business or may change or establish such additional offices or places of business of the Company as the Manager may deem necessary or appropriate for the operation of the Company’s business.

2.03 Term. The term of the Company commenced on the date of the filing of the Certificate pursuant to the Delaware Act and shall continue in full force and effect until the dissolution and termination of the Company pursuant to Article 14, unless sooner terminated or further extended pursuant to the provisions of this Agreement.

2.04 Registered Agent, Registered Office and Foreign Qualification. The name of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company. The address of the registered agent and the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. Such agent and such office may be changed from time to time by the Manager. The Manager, or any other Person authorized by the Manager, is hereby authorized, for the purpose of authorizing or qualifying the Company to do business in any state, territory or dependency of the United States in which it is necessary or expedient for the Company to transact business, to do any and all lawful acts and things necessary to obtain from such state, territory or dependency any such authorization or qualification.

2.05 Purpose.

(a) The purpose of the Company, subject to the terms and conditions of this Agreement, shall be:

(i) to develop, construct, acquire, own, hold, lease, operate, manage, commission, mortgage, encumber, finance, refinance, sell, improve and otherwise deal with and dispose of, directly or indirectly through one or more Subsidiaries, the Property and any additional Partnership Projects, including the development, construction, commissioning, and operation of data center facilities for high-performance computing, cloud, AI, and related uses;

(ii) to conduct all activities reasonably necessary or desirable to accomplish the foregoing purposes and to do anything necessary or incidental to any of the foregoing, which in each case, is permitted under the Delaware Act and is not a breach of this Agreement; and

(iii) to engage in any other business or activity approved in writing by each of the Members (and the Members acknowledge and agree that each of the foregoing matters in clauses (i) through (iii) is part of the ordinary business of the Company).

(b) The Company shall, directly or indirectly (as the case may be), own interests in Subsidiaries, which, in turn, shall, directly or indirectly (as the case may be), own the Property. The organizational documents of the Subsidiaries shall be structured to include any bankruptcy remote-type provisions as are necessary or required by any third-party lender pursuant to a Property financing.

(c) The Company shall not engage in any other business or activity without the prior written approval of the ZONE Member and only to the extent permitted by the terms of this Agreement.

3. MEMBERS

3.01 Admission of Members. Platform Co and the ZONE Member are the initial members of the Company. Except as expressly permitted by this Agreement, no other Person shall be admitted as a member of the Company, and no additional Interests shall be issued, without the prior written approval of Platform Co and the ZONE Member.

3.02 Limitation on Liability.

(a) Except as otherwise expressly provided in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member shall be obligated personally for any such debt, obligation or liability of the Company, solely by reason of being a Member of the Company. Except as otherwise expressly provided in the Delaware Act, but subject to the provisions of subparagraph (b) of this Section 3.02, the liability of each Member shall be limited to the amount of Capital Contributions required to be made by such Member in accordance with the provisions of this Agreement, but only when and to the extent the same shall become due and payable pursuant to the provisions of this Agreement. Further, none of the Manager, any Member, any constituent member, partner or other equity holder of any Member, any shareholder, or any officer, director or employee of any of the foregoing or any of their Affiliates shall be obligated personally for any debt, obligation or other liability of the Company solely by reason of it being the Manager, a Member, a constituent member, partner or other equity holder of any Member, shareholder or officer, director or employee of any of the foregoing or any of their Affiliates. Further, failure of the Company to observe any corporate or other formalities or requirements relating to the exercise of its powers or the management of its business or affairs under either this Agreement or the Delaware Act shall not be grounds for any Member, Manager, general or limited partner of any Member, shareholder or member or other holder of any equity interest of any Member, or any officer, director or employee of any of the foregoing or any of their Affiliates to be held liable or obligated for any debt, obligation or other liability of the Company.

(b) Except as expressly set forth in this Agreement to the contrary, neither the Company nor any Member shall have any recourse against any assets of an Affiliate of another Member (unless such Affiliate is itself a Member) or any past, present or future officers, agents, shareholders, incorporators, directors, principals (direct or indirect), affiliates, partners, members or representatives of another Member (unless the same is itself a Member) or any of the assets or property of any of the foregoing, for the payment or collection of any amount, judgment, judicial process, arbitration award, fees or costs or for any other obligation or claim arising out of or based upon this Agreement.

(c) The provisions of this Section 3.02 shall survive the termination or expiration of this Agreement.

4. CAPITAL

4.01 Initial Capital Contributions. On or prior to the Effective Date, the Members shall make their respective initial Capital Contributions to the Company as follows: (a) the ZONE Member shall contribute to the Company an aggregate amount of $100,000,000 in cash (the “Initial Capital Contribution”), which cash contribution shall be delivered over a nine (9)-month period commencing on the Effective Date, with the full $100,000,000 due and payable no later than the date that is nine (9) months following the Effective Date; provided, however, that no firm interim funding commitments shall apply, and the ZONE Member shall have sole discretion as to the timing and amounts of interim payments within such nine (9)-month period, so long as the full Initial Capital Contribution has been funded by the end of such period; provided, further, that the sole and exclusive remedy of Platform Co and the Company for any failure by the ZONE Member to fund the full Initial Capital Contribution by the date that is nine (9) months following the Effective Date shall be the Replacement Financing and Replacement Financing Dilution provisions set forth in Section 4.02(c), and no other remedies under this Agreement (including under Section 4.02(b) or Section 4.03), at law, or in equity shall be available with respect to such failure; and (b) Platform Co shall contribute to the Company the project-specific assets, lease rights, contracts, permits, intellectual property licenses, and other property and rights as set forth in, and subject to the terms and conditions of, that certain Contribution Agreement between Platform Co and the Company dated as of the Effective Date (the “Platform Co Contribution Agreement”, and together with any contribution agreement entered into by the ZONE Member, each a “Contribution Agreement”), which non-cash contribution is made in exchange for Platform Co’s nominal 1% capital interest in the Company and the Carried Participation as described in Section 6.10 and Section 7.03(f). The agreed-upon value of Platform Co’s non-cash contributions and the ZONE Member’s cash contributions shall be set forth in the applicable Contribution Agreement(s). For the avoidance of doubt, (x) Platform Co shall have no obligation to make Capital Contributions in cash and shall not be a Deficiency Member with respect to cash Capital Contributions (Platform Co’s contributions being exclusively non-cash property, services, and rights as described herein and in the Platform Co Contribution Agreement), and (y) the ZONE Member shall retain sole discretion over capital expenditure decisions and the selection of power sources (including solar, wind, natural gas turbines, battery storage, or any combination thereof) for the Partnership Projects.

4.02 Additional Capital Contributions.

(a) The ZONE Member shall be obligated to fund Additional Capital Contributions to the Company in the aggregate amount of the Capital Commitments (as defined below), which shall equal $2,000,000,000 (inclusive of the Initial Capital Contribution), subject to and in accordance with the Operating Budget to be agreed upon by the Members in good faith following the Effective Date and appended to this Agreement as Schedule 11.05 (as the same may be amended from time to time in accordance with this Agreement) (the “Capital Commitments”). Notwithstanding the foregoing, the ZONE Member shall fund the Capital Commitments in accordance with the following schedule: (I) no less than $500,000,000 (inclusive of the Initial Capital Contribution) on or before December 31, 2027; (II) an additional $750,000,000 on or before December 31, 2028; and (III) an additional $750,000,000 on or before December 31, 2029. The timing of individual capital calls within each such period shall be structured around the capital expenditure requirements and development phases set forth in the Operating Budget (Schedule 11.05) (as and when agreed); provided, however, that no individual capital call shall be required unless and until (A) the Manager has delivered an Additional Contribution Notice, and (B) the requested funding is consistent with the then-approved Operating Budget. The Manager shall deliver written notice (each, an “Additional Contribution Notice”) to the ZONE Member requesting funding in accordance with the approved Operating Budget at least ten (10) Business Days prior to the date on which such funds are required (the “Funding Date”). Each Additional Contribution Notice shall specify in reasonable detail (I) the amount requested and (II) the corresponding line item(s) in the Operating Budget (Schedule 11.05). The Manager shall not deliver an Additional Contribution Notice for amounts not included in or in excess of the amounts set forth in the applicable Operating Budget without the prior written approval of the ZONE Member. Platform Co shall have no obligation to make Additional Capital Contributions in cash; provided, however, that Platform Co shall contribute such additional non-cash property, services, or rights as may be required under the Platform Co Contribution Agreement or as otherwise agreed by the Members.

(b) In the event the ZONE Member believes it may be unable to fund any Capital Contribution (including any Initial Capital Contribution, Additional Capital Contribution, or other cash Capital Contribution) when due, the following provisions shall apply:

(i) The ZONE Member shall promptly provide written notice to Platform Co (a “Funding Default Notice”) if the ZONE Member (A) reasonably believes it may be unable to fund any applicable Capital Contribution when due, or (B) fails to fund any Capital Contribution when due (each such failure, a “Funding Default”). Each Funding Default Notice shall specify in reasonable detail (I) the amount of the applicable Capital Contribution, (II) the applicable Funding Date, (III) the nature and anticipated duration of the funding shortfall, and (IV) any proposed remediation measures;

(ii) Following delivery of a Funding Default Notice, the ZONE Member shall have thirty (30) days to cure the applicable Funding Default by funding the full amount of the unfunded Capital Contribution (the “Funding Default Cure Period”). If the ZONE Member cures the Funding Default in full within the Funding Default Cure Period, such cured default shall be deemed waived and shall not give rise to any penalty, dilution, forfeiture, Event of Default, or other adverse consequence under this Agreement (the “Funding Default Cure”);

(iii) If the ZONE Member does not cure the Funding Default in full within the Funding Default Cure Period, Platform Co shall have the right to pursue Replacement Financing in accordance with Section 4.02(c), and the dilution mechanics set forth in Section 4.02(c) shall apply; and

(iv) The remedies set forth in this Section 4.02(b) and Section 4.02(c) shall be the sole and exclusive remedy of Platform Co and the Company for any Funding Default by the ZONE Member, and no other remedies under this Agreement (including under Section 4.03), at law, or in equity shall be available with respect to any such failure.

(c) If the ZONE Member fails to cure a Funding Default within the applicable Funding Default Cure Period, Platform Co shall have the right, but not the obligation, to pursue third-party investment to replace the unfunded Capital Contribution (“Replacement Financing”). Platform Co’s right to pursue Replacement Financing shall be exercised by written notice to the ZONE Member delivered within sixty (60) days after expiration of the Funding Default Cure Period, specifying in reasonable detail the anticipated amount of Replacement Financing sought and the general terms thereof and the following provisions shall apply:

(i) For every Two Hundred Million Dollars ($200,000,000) (or portion thereof) of Replacement Financing Investment received by the Company or any Subsidiary pursuant to this Section 4.02(c), the Distribution Percentage and Contribution Percentage of Platform Co shall increase by one percent (1%), and the Distribution Percentage and Contribution Percentage of the ZONE Member shall decrease by a corresponding one percent (1%) (the “Replacement Financing Dilution”). For the avoidance of doubt: (A) dilution shall be calculated on a cumulative basis across all Replacement Financing Investments; (B) if the aggregate Replacement Financing Investment is not an exact multiple of $200,000,000, the dilution shall be calculated pro rata based on the portion of each $200,000,000 increment funded (e.g., $100,000,000 of Replacement Financing Investment shall result in 0.5% dilution); and (C) the Replacement Financing Dilution shall apply to both the Distribution Percentage (affecting distributions under Section 6.10) and the Contribution Percentage, and shall be reflected in the books and records of the Company promptly following receipt of each Replacement Financing Investment.

(ii) Replacement Financing shall be subject to the following conditions: (A) the Replacement Financing shall be on commercially reasonable terms, taking into account then-prevailing market conditions; (B) Platform Co shall negotiate the Replacement Financing in good faith and shall keep the ZONE Member reasonably informed of the status of such negotiations; (C) the ZONE Member shall have the right, but not the obligation, to participate in any Replacement Financing on a pro rata basis (based on its then-current Distribution Percentage) on the same terms offered to third-party investors, which right must be exercised by written notice to Platform Co within fifteen (15) Business Days after Platform Co provides written notice of the material terms of the proposed Replacement Financing; (D) any Replacement Financing investor shall be subject to the transfer restrictions and other requirements applicable to transferees of Interests set forth in Article 12; and (E) Platform Co shall use commercially reasonable efforts to structure any Replacement Financing so as not to trigger a default under any Financing Documents or adversely affect the tax status of the Company.

(iii) Notwithstanding the Replacement Financing Dilution, (A) Platform Co’s Distribution Percentage shall not be reduced below 1% as a result of the ZONE Member’s exercise of its pro rata participation right under Section 4.02(c)(ii), (B) no Replacement Financing Dilution shall impair Platform Co’s Carried Participation, Catch-Up Distribution, Profits Interest, fees, or any other economic rights under this Agreement, and any increase in Platform Co’s Distribution Percentage resulting from Replacement Financing Dilution is expressly in addition to, and not a replacement or modification of, any of the foregoing economic rights, it being the intent of the parties that Platform Co’s distributions under the Section 6.10 waterfall continue to apply to Platform Co’s Carried Participation and Profits Interest without reduction or modification as a result of any Replacement Financing Dilution, and (C) the ZONE Member’s Distribution Percentage shall not be reduced below zero.

(iv) Notwithstanding anything in this Section 4.02(c) to the contrary, any Replacement Financing and any Replacement Financing Investment (and the rights of any third-party investor therein) shall in all events be subordinate to, or at worst pari passu with, the ZONE Member’s right to receive (i) the return of its unreturned Capital Contributions and (ii) its accrued and unpaid preferred return, in each case under Section 6.10(a) and Section 6.10(b), regardless of the aggregate amount the ZONE Member has then funded. No Replacement Financing shall be structured, and no replacement investor shall be granted any preference, priority, liquidation preference, or distribution right, senior to the foregoing entitlements of the ZONE Member.

(v) In addition, from and after the date on which the ZONE Member has funded $500,000,000 or more in aggregate Capital Contributions, no Replacement Financing shall be solicited, accepted, or consummated, and no material terms thereof shall be agreed, without the ZONE Member’s prior written approval of such material terms (including pricing, priority, governance, and dilution terms), such approval not to be unreasonably withheld, conditioned, or delayed. Prior to such time, the ZONE Member shall retain the information and pro rata participation rights otherwise set forth in this Section 4.02(c).

4.03 Capital Contributions and Remedies.

(a) All Capital Contributions requested pursuant to, or provided for in, this Article 4 shall be made by wire transfer of funds to the Company account designated in the applicable capital call notice, and any reimbursements or distributions to any Member required by or provided in this Agreement shall be made by wire transfer of funds to such account as designated in writing by such Member.

(b) Funding.

(i) To the extent each Member funds its respective Contribution Percentage of any Shortfall requested pursuant to an Additional Contribution Notice, the Additional Capital Contributions made by each of the Members shall be a Capital Contribution by each of the respective Members to the capital of the Company.

(ii) Notwithstanding anything to the contrary in this Agreement (including any subsequent provision of this Section 4.03 or any cross-reference thereto) , Platform Co shall have no obligation to fund any cash Capital Contributions or Shortfalls and shall not be deemed a “Deficiency Member” or subject to any Deficiency Contribution, Deficit Loan, dilution, or analogous remedy with respect to any unfunded cash amount, except to the extent Platform Co has expressly agreed in a separate written agreement to fund a specified cash amount. For the avoidance of doubt, the Deficiency Member mechanics set forth in this Section 4.03 apply solely to the ZONE Member (or any other member that has assumed a cash funding obligation) and shall not be applied to Platform Co by implication, by operation of any defined-term scope, or by reason of any other provision of this Agreement that references “Member” without expressly excluding Platform Co. Notwithstanding the foregoing, the remedies set forth in this Section 4.03(b) shall not be available with respect to any Funding Default until after expiration of the applicable Funding Default Cure Period without cure pursuant to Section 4.02(b). If any Member (a “Deficiency Member”) shall fail to fund its full Contribution Percentage of any Shortfall (as to each Member, its “Pro Rata Equity Contribution Amount”) requested pursuant to an Additional Contribution Notice (such unfunded contribution or portion thereof, a “Deficiency Contribution”) by the Funding Date, then, the Member that is not the Deficiency Member (the “Fully-Funded Member”) shall deliver a notice (a “Deficiency Contribution Notice”) to the Deficiency Member regarding the amount of Deficiency Contribution. The Fully-Funded Member shall have the right, but not the obligation, to elect to fund all or any portion of the Deficiency Contribution by notice to the Deficiency Member, delivered within five (5) days after the Deficiency Member’s receipt of the Deficiency Contribution Notice, specifying the portion of the Deficiency Contribution such Fully-Funded Member has elected to fund (the “Excess Contribution Amount”). The Fully-Funded Member shall be obligated to fund that portion of the Deficiency Contribution that it elected to fund in its notice within ten (10) days after delivery of the foregoing notice to the Deficiency Member.

(iii) The Excess Contribution Amount funded by the Fully-Funded Member in respect of such Shortfall shall be deemed to be a member loan to the Deficiency Member (each a “Deficit Loan” and, collectively, the “Deficit Loans”). Deficit Loans (x) shall not be included in the calculation of the Member’s respective Contribution Percentage or Distribution Percentage, (y) shall bear interest at the lesser of (A) ten percent (10%) per annum (compounded monthly) and (B) the highest rate of interest permitted by applicable law, and (z) shall be repaid to the Fully-Funded Member from the first funds that are otherwise to be distributed to the Deficiency Member pursuant to Section 6.10 (and any such payments shall be deemed to have been first paid to the Deficiency Member and then paid by the Deficiency Member to the Fully-Funded Member). Any repayment of a Deficit Loan shall be applied first to the payment of accrued but unpaid interest and then to the payment of outstanding principal, until the Deficit Loan is repaid in full.

(iv) If the Deficiency Member fails to repay the Deficit Loan, together with all unpaid interest accrued thereon on or before the date that is ninety (90) days after the Fully-Funded Member made the applicable Deficit Loan, then the Fully-Funded Member may elect (by written notice to the Deficiency Member) to convert all or a portion of such Deficit Loan, together with all accrued and unpaid interest thereon, into a Capital Contribution to the Company, in which case, the Distribution Percentage of the Deficiency Member in the Company shall be decreased (but not below zero) such that, immediately after such decrease, the Distribution Percentage of the Deficiency Member shall be a percentage equal to the Distribution Percentage immediately prior to such decrease, less a percentage expressed as a fraction, the numerator of which is the amount of the Deficit Loan plus all outstanding interest thereon, and the denominator of which is the aggregate amount of the Capital Contributions made by all of the Members prior to or as of such default (including the applicable Additional Capital Contributions resulting from the Fully-Funded Member’s election to convert the Deficit Loan), and concomitantly, the Distribution Percentage of the Fully-Funded Member in the Company shall be increased by the same amount; provided, however, that no conversion of a Deficit Loan into a Capital Contribution shall reduce Platform Co’s Distribution Percentage below 1% or impair Platform Co’s Carried Participation under Section 6.10 and Section 7.03(f). In such event, appropriate adjustments shall be made to Section 6.01 through Section 6.10 to effectuate the provisions of the foregoing with such adjustments subject to the review and approval of the ZONE Member. In addition, a Deficiency Member shall be liable to the Company and the other Member for any losses, damages, costs, expense, interest and penalties (including attorneys’ fees) incurred by the Company or the other Members due to the failure of the Deficiency Member to make the applicable Additional Capital Contribution. Notwithstanding the foregoing, no Deficiency Contribution shall be deemed to have occurred to the extent arising from expenditures contemplated by the approved business plan or otherwise approved in writing by the Members.

(c) Each Member acknowledges and agrees that the other Member would not be entering into this Agreement were it not for (i) the Members agreeing to make the Capital Contributions provided for in Section 4.01 and 4.02 of this Agreement and (ii) the remedy provisions above in this Section 4.03. Each Member acknowledges and agrees that if any Member fails to make its Capital Contributions pursuant to this Agreement, the other Member will suffer substantial damages and the remedy provisions set forth above are fair, just and equitable in all respects and administratively superior to any other method for determining such damages.

4.04 Capital Accounts. With respect to each Member, a Capital Account shall be maintained in accordance with the following provisions:

(a) To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s distributive share of Profits and any items in the nature of income or gain which are allocated to such Member pursuant to Article 6, and the amount of any Company liabilities that are assumed by such Member or that are secured by any property distributed to such Member.

(b) To each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement (net of liabilities secured by such distributed property or asset that such Member assumes or takes subject to), such Member’s distributive share of Losses and any items in the nature of expenses and losses which are allocated to such Member pursuant to Section 6.02, and the amount of any liabilities of such Member that are assumed by the Company or which are secured by any property contributed to the Company by such Member (except to the extent already reflected in the amount of such Member’s Capital Contributions).

The foregoing definition and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Code Section 704(b) and the Treasury Regulations thereunder and shall be interpreted and applied in a manner consistent with such Treasury Regulations. Notwithstanding anything to the contrary contained in this Agreement, Manager in consultation with the Tax Representative may modify the manner in which Capital Accounts or any debits or credits thereto are computed in order to comply with such Treasury Regulations. Any questions with respect to a Member’s Capital Account shall be resolved by the Manager in consultation with the Tax Representative, applying principles consistent with this Agreement.

Notwithstanding the foregoing, the Carried Participation shall be reflected in Platform Co’s Capital Account only upon the allocation of Profits attributable to the Carried Participation pursuant to Section 6.01 and Section 6.10. The initial value of Platform Co’s Profits Interest for Capital Account purposes shall be zero. No amount shall be credited to Platform Co’s Capital Account in respect of the Carried Participation until such time as Profits are allocated to Platform Co in accordance with the distribution waterfall set forth in Section 6.10.

4.05 Capital Contribution Limitations. Notwithstanding any other provision of this Agreement to the contrary, no Member will have any obligation to restore any negative or deficit balance in its Capital Account upon liquidation or dissolution of the Company. Furthermore, notwithstanding any other provision of this Agreement to the contrary, nothing contained herein will, or is intended or will be deemed to, benefit any creditor of the Company or any creditor of any Member, and no such creditor shall have any rights, interests or claims hereunder, be entitled to any benefits or be entitled to require the Company or any Member to demand, solicit or accept any loan, advance or Additional Capital Contribution for or to the Company or to enforce any rights which the Company or any Member may have against any other Member or which any Member may have against the Company pursuant to this Agreement or otherwise.

4.06 Financing.

(a) The ZONE Member shall lead and facilitate all financing processes for the Company and the Property, whether debt or equity, including: (i) identifying and coordinating introductions to potential financing sources (including lenders, equity investors, and other capital providers); (ii) leading and managing negotiations with prospective financing parties; and (iii) overseeing the documentation and closing of any project-level or corporate financing, whether in the form of debt, equity, or a combination thereof (any such approved loan, the “Acquisition Loan”). Platform Co shall cooperate fully and provide substantive involvement in connection with such financing activities, including making its legacy management team available to participate in the financing diligence process, providing historical corporate and operational information and records, responding to diligence requests, and supporting project-specific financing for the development and buildout of the facility.

(b) Only upon the ZONE Member’s prior written consent, the ZONE Member or its designee is authorized and directed to negotiate, in the name of Company (directly or indirectly through its Subsidiary, as the case may be), proposed financing for the Property (the “Property Loan”). The Members acknowledge and agree that the ZONE Member is hereby authorized on behalf of the Company or Subsidiary to enter into the loan documents evidencing and securing any such financing(s) to the extent permitted by the terms of this Agreement.

(c) Upon reasonable request by Platform Co in connection with diligence by a prospective tenant or material vendor in connection with a Partnership Project, the ZONE Member shall provide evidence reasonably satisfactory to such tenant or vendor that the ZONE Member has committed funding or access to funds sufficient to satisfy the Company’s obligations under the applicable lease or vendor agreement, as applicable; provided, however, that (i) such evidence shall be limited to what is reasonably required by such third party and shall not be required to be delivered to Platform Co or any Affiliate of Platform Co except to the extent necessary to facilitate delivery to such third party, (ii) such evidence shall not constitute a representation, warranty, or binding commitment by the ZONE Member to Platform Co or any other Person, and (iii) the ZONE Member’s delivery of such evidence shall not limit or impair the ZONE Member’s discretion to modify, adjust, or restructure its capital sources or arrangements at any time.

4.07 No Broker. Each Member represents and warrants to each other Member that it did not engage or have any communications with any broker, finder or other commission or fee agent in connection with the entry into this Agreement or the transactions contemplated hereby, except as disclosed in writing to the other Member. Each Member agrees to indemnify, defend and hold harmless each other Member and the Company from and against any actions, claims or demands for any commissions or fees and all other liabilities, costs and losses arising from a breach of the foregoing representation and warranty by such Member.

5. INTERESTS IN THE COMPANY

5.01 Return of Capital. No Member shall be liable for the return of the Capital Contributions (or any portion thereof) of any other Member, it being expressly understood and agreed that any such return shall be made solely from the assets of the Company. No Member shall be entitled to withdraw or receive a return of any part of its Capital Contributions or Capital Account, to receive interest on its Capital Contributions or Capital Account or to receive any distributions from the Company, except as expressly provided for in this Agreement or under applicable law.

5.02 Ownership. All assets of the Company shall be owned by the Company, and the Property shall be owned, indirectly by a Subsidiary, subject to the terms and provisions of this Agreement.

5.03 Waiver of Partition; Nature of Interests in the Company. Except as otherwise expressly provided for in this Agreement, each of the Members, to the fullest extent permitted by law, hereby irrevocably waives any right or power that such Member might have:

(a) to cause the Company or the assets of the Company or Subsidiary to be partitioned; and

(b) to compel any sale of all or any portion of the assets of the Company or Subsidiary pursuant to any applicable law.

Each of the Members has been induced to enter into this Agreement in reliance upon the waivers set forth in this Section 5.03, and without such waivers no Member would have entered into this Agreement. No Member shall have any interest in any specific assets of the Company (including any Property). The interests of all Members in this Company are personal property.

6. ALLOCATIONS AND DISTRIBUTIONS

6.01 Allocations of Profits and Losses. The Profits and Losses of the Company for each taxable year shall be allocated to and among the Members as follows: after adjusting each Member’s Capital Account for all Capital Contributions and distributions during such taxable year or other period and all Regulatory Allocations pursuant to Section 6.02 hereof with respect to such taxable year, or other period all Profits and Losses, or any items thereof, shall be allocated to the Member’s Capital Accounts in a manner such that, as of the end of such taxable year or other period, the Capital Account of each Member (which may be either a positive or negative balance) shall be, as nearly as possible, equal to (a) the amount which would be distributed to such Member, if (i) the Company were to sell all of its assets for the then Gross Asset Value thereof, (ii) all liabilities of the Company were then satisfied according to their terms (limited with respect to each Nonrecourse Liability to the Gross Asset Values of the assets securing such liability), and (iii) the Company were to distribute the proceeds thereof pursuant to Section 14.02(c)(iii) hereof (and, by reference therein, in accordance with the distribution waterfall set forth in Section 6.10, including the return of Capital Contributions to the ZONE Member, the Preferred Return Threshold, the Catch-Up Distribution (measured on cumulative profits above the Preferred Return Threshold), and the 80/20 allocation reflecting Platform Co’s Carried Participation), minus (b) such Member’s share of Company Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(d) and (g)(3)), Member Nonrecourse Debt Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(i)) and the amount, if any, such Member is obligated, or deemed obligated, to contribute to the Company in its capacity as a Member to the Company computed immediately prior to the hypothetical liquidation. Accordingly, the ZONE Member shall receive substantially all allocations of Profits and Losses until the Preferred Return Threshold is met (such that the ZONE Member’s Capital Account reflects the cumulative return of all Capital Contributions and the 12% preferred return), and thereafter Profits shall be allocated to reflect the Catch-Up Distribution (70% to Platform Co and 30% to the ZONE Member, measured against cumulative profits above the Preferred Return Threshold and not against gross distributions including return of capital or the preferred return, until Platform Co has caught up to a cumulative 20% share of such profits) and then 80% to the ZONE Member and 20% to Platform Co. The parties intend that Platform Co’s Carried Participation shall be treated as a “profits interest” within the meaning of Rev. Proc. 93-27 and Rev. Proc. 2001-43, and all allocations under this Section 6.01 shall be interpreted consistently with such treatment.

6.02 Special Allocations. The following special allocations shall, except as otherwise provided, be made in the following order:

(a) Company Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement, if there is a net decrease in Company Minimum Gain during any taxable year or other applicable period, then, subject to the exceptions set forth in Treasury Regulation Section 1.704-2(f)(2), (3), (4) and (5), each Member shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such taxable year, as determined in accordance with Treasury Regulation Section 1.704-2(g). This Section 6.02(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2 and shall be interpreted consistently therewith.

(b) Member Nonrecourse Debt Minimum Gain. Except as provided in Treasury Regulation Section 1.704-2(i), if there is a net decrease in Member Nonrecourse Debt Minimum Gain, items of Company income and gain for such taxable year (and, if necessary, subsequent taxable years) in the order provided in Treasury Regulation Section 1.704-2(j)(2)(ii) shall be allocated among all Members whose share of Member Nonrecourse Debt Minimum Gain decreased during that year in proportion to and to the extent of such Member’s share of net decrease in Member Nonrecourse Debt Minimum Gain during such year. This Section 6.02(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2 and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), that cause or increase an Adjusted Capital Account Deficit of such Member, items of Company income and gain (including gross income) shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible; provided, that, an allocation pursuant to this Section 6.02(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided in this Article 6 (other than this Section 6.02(c)) have tentatively been made. The allocation contained in this Section 6.02(c) is intended to be a qualified income offset within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d) Limitation on Losses. The aggregate amount of losses and deductions allocated pursuant to Section 6.01 hereof and the next sentence of this Section 6.02(d) to any Member for any taxable year shall not exceed the maximum amount of losses and deductions that may be allocated to such Member without causing such Member to have an Adjusted Capital Account Deficit at the end of such taxable year. All losses and deductions in excess of the limitation in this Section 6.02(d) with respect to any Member shall be allocated solely to the other Members in proportion to their respective capital interest percentages (i.e., 99% to the ZONE Member and 1% to Platform Co). If no other Member may receive an additional allocation of Losses pursuant to this Section 6.02(d), such additional losses and deductions not allocated pursuant to Article 6 of this Agreement or the preceding sentence shall be allocated solely to those Members that bear the economic risk for such additional losses and deductions within the meaning of Section 704(b) of the Code and the Treasury Regulations thereunder. If it is necessary to allocate losses and deductions under the preceding sentence, the Manager in consultation with the Tax Representative shall, in accordance with the Treasury Regulations promulgated under Section 704(b) of the Code, determine those Members that bear the economic risk of loss for such additional losses and deductions.

(e) Section 754 Election Adjustments. To the extent that (i) the Manager in consultation with the Tax Representative elects to cause the Company to make an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) or (ii) such an adjustment is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Treasury Regulations. In the event that an adjustment described in this Section 6.02(e) is to be made, the Manager in consultation with the Tax Representative may require that any expense arising as a result of such adjustment will be borne solely by the transferor and/or transferee of the affected Interest and that the transferor and transferee provide such information as may be reasonably requested by the Manager in consultation with the Tax Representative in connection with any such adjustment.

(f) Nonrecourse Deductions. Nonrecourse Deductions for any taxable year or other period shall be allocated in accordance with the Members’ respective capital interests (i.e., 99% to the ZONE Member and 1% to Platform Co), or as otherwise required by the Treasury Regulations.

(g) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any taxable year or other applicable period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i)(2).

(h) Curative Allocations. The allocations described in Sections 6.02(a)–6.02(g) hereof (“Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulation Sections 1.704-1(b) and 1.704-2 and as such may not be consistent with the manner in which the Members intend to allocate items of Profit or Loss or make distributions. Accordingly, notwithstanding any other provision of Article 6 (other than the Regulatory Allocations) but subject to and to the extent permitted by the requirements of the Treasury Regulations, items of Profit or Loss in subsequent taxable years shall be allocated among the Members in such a way as to reverse as quickly as possible the effects of any allocations described in Sections 6.02(a)–6.02(g).

6.03 Tax Allocations. In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the Company shall, solely for federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such property to the Company for federal income tax purposes and the initial Gross Asset Value. If the Gross Asset Value of any Company asset is adjusted as described in the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such Company asset shall take into account any variation between the adjusted basis of such Company asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder. Allocations pursuant to this Section 6.03 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement. The Manager in consultation with the Tax Representative shall, in its sole discretion, select the Company Code Section 704(c) method.

6.04 Profits Interest. The parties intend that Platform Co’s Carried Participation shall constitute a “profits interest” within the meaning of Rev. Proc. 93-27 and Rev. Proc. 2001-43, and all tax allocations under this Article 6 shall be made consistently with such characterization. The Company shall not take any position on any tax return or in any proceeding that is inconsistent with such treatment unless required by a final determination (as defined in Section 1313(a) of the Code).

The parties further acknowledge and agree that: (a) ZONE’s cash contribution to the Company in exchange for its membership interest constitutes a tax-deferred contribution governed by Section 721(a) of the Code; and (b) Platform Co’s contribution of the Contributed Assets (as defined in the Contribution Agreement) to the Company in exchange for its membership interest constitutes a tax-deferred contribution governed by Section 721(a) of the Code. Each Member shall file all Tax Returns consistent with such intended tax treatment and shall not take any position inconsistent therewith unless otherwise required by a determination (within the meaning of Section 1313(a) of the Code) of an applicable Governmental Authority.

6.05 Varying Interests. Notwithstanding the foregoing, to the extent that any Member’s Distribution Percentage changes during a taxable year for any reason (including as a result of Replacement Financing Dilution under Section 4.02(c) or Deficit Loan conversion under Section 4.03(b)(iv)), the allocation of taxable income or loss under Section 6.03 shall be appropriately adjusted to reflect the varying interests of the Members during such year using an interim closing of the books method as of the date of such change or such other reasonable methods as are approved by the Manager in consultation with the Tax Representative.

6.06 Tax Credits. Tax credits and tax credit recapture shall be allocated among the Members pursuant to Treasury Regulation Section 1.704-1(b)(4)(ii).

6.07 Tax Law Partnership. The Members intend for the Company to be treated as a partnership under the Code for federal tax purposes and for state and local tax purposes. The Company shall not be a partnership or joint venture under any state or federal law, and no Member shall be a partner or joint venturer of any other Member for any purposes other than under the Code and other applicable tax laws, and this Agreement may not be construed otherwise.

6.08 Tax Representative. The Tax Representative shall act as the “Partnership Representative” under Section 6223 of the Revised Partnership Audit Provisions. The Tax Representative in consultation with the Manager shall make all applicable elections, determinations and other decisions with respect to the Company and each Subsidiary under the Code, including, without limitation, the deductibility of a particular item of expense and the positions to be taken on the Company’s tax return. The ZONE Member shall have the authority to select the Company’s designated individual. The Members shall each take reporting positions on their respective federal, state and local income tax returns consistent with the tax reporting positions taken by the Company. The Tax Representative, at the expense of the Company or applicable Subsidiary, shall cause all federal, state and local income and other tax returns to be timely filed by the Company and each Subsidiary.

6.09 Partnership Audits.

(a) The Tax Representative in consultation with the Manager shall be permitted to take any and all actions under the applicable partnership audit rules and shall have any powers necessary to perform fully in such capacity. In such regard, the Tax Representative’s authority shall include the authority to represent the Company before taxing authorities and courts in tax matters affecting the Company and the Members in their capacity as such. In addition, the Tax Representative in consultation with the Manager shall be authorized to make any election under the Revised Partnership Audit Provisions, including the election available under Section 6226 of the Revised Partnership Audit Provisions; provided, however, that, to the extent the Tax Representative does not make an election available under Section 6226 of the Revised Partnership Audit Provisions, the Tax Representative in consultation with the Manager shall use commercially reasonable efforts to ensure that no Member will be required to bear any resulting tax liability allocable solely to another Member. The Tax Representative shall keep the Members informed of any material proceedings related to tax matters and any election described in the preceding sentence. Each Member shall reasonably cooperate with the Tax Representative and provide the Tax Representative any tax information reasonably requested so that the Tax Representative can implement the provisions of this Section 6.08(a) (including by making any election permitted hereunder) and can conduct any tax audit or similar proceeding with respect to the Company.

(b) Any Member or former Member that is in dispute with any tax authority in relation to a matter relating to the Company shall notify the Tax Representative within ten (10) days of the date such Member or former Member first learns of such dispute, and if the Tax Representative reasonably determines that the matter is of material relevance to the tax position of the Company, such Member shall consult in good faith with the ZONE Member (or any advisor appointed by the ZONE Member for the purpose) as to how that dispute is to be handled; provided, however, that the ZONE Member shall not be entitled to review or receive any information related to such Member that does not solely relate to such Member’s Interest in the Company. Any Member or former Member that enters into a settlement agreement with respect to any Company item shall notify the Manager and the Tax Representative in writing of such settlement agreement and its terms within ten (10) days after the date of settlement.

(c) If the Company is subject to any tax, interest and penalties under Section 6225 of the Revised Partnership Audit Provisions (“Tax Liabilities”), the Tax Representative in consultation with the Manager shall allocate among the Members any such Tax Liabilities in a manner that is fair and equitable by deducting amounts from Capital Accounts or reducing amounts otherwise distributable to the Members, taking into account any modifications attributable to a Member pursuant to Section 6225(c) of the Revised Partnership Audit Provisions (if applicable). To the extent that the Tax Representative in consultation with the Manager cannot allocate such Tax Liabilities through adjustments to Capital Accounts or distributions to the Members and to the extent that a portion of the Tax Liabilities imposed under Section 6225 of the Revised Partnership Audit Provisions for a prior year relates to a former Member, the Members and former Members shall indemnify and hold harmless the Company for their respective share of such amounts as determined by the Tax Representative in consultation with the Manager in accordance with the foregoing. Each Member acknowledges that, notwithstanding the Transfer or withdrawal of all or any portion of its Interest in the Company, pursuant to this Section 6.08(c), it may remain liable for Tax Liabilities with respect to its allocable share of income and gain of the Company for the Company’s tax years (or portions thereof) prior to such Transfer or withdrawal, as applicable, under Section 6225 of the Revised Partnership Audit Provisions.

(d) The Manager and the Tax Representative shall be entitled to be reimbursed by the Company for all costs and expenses incurred by either in connection with any proceeding affecting tax matters of the Company and the Members in their capacity as such and, in accordance with Section 13.02, to be indemnified by the Company with respect to any proceeding brought against it in connection with any judgment in or settlement of any such proceeding.

(e) Each Member shall provide the Company with any information that may be reasonably requested by the Manager, the ZONE Member or the Tax Representative in connection with the compliance by the Company and each Subsidiary with applicable tax laws, the filing of any tax return with respect to Company and each Subsidiary, or any tax election with respect to the Company and each Subsidiary, including in connection with any election under Section 754 of the Code or to facilitate compliance by the Company with Section 743 of the Code.

(f) Notwithstanding anything to the contrary set forth in this Section 6.08, if the tax issue, tax election or matter in question only affects one Member (or has only a non-material adverse effect on the other Member), the Member so affected by such issue, election or matter shall be entitled to reasonably direct the Tax Representative with regard to the discussion, negotiation, presentation, audit, examination or resolution of such matter.

The provisions of this Section 6.08 shall survive any termination of this Agreement.

6.10 Distributions. Net Cash Flow and Capital Event Proceeds shall be distributed by the Company from time to time (but, if and to the extent available, no less frequently than once per quarter for Net Cash Flow and within ten (10) days following a Capital Event for Capital Event Proceeds), in the following order of priority (subject to adjustment of the Distribution Percentages for Replacement Financing Dilution under Section 4.02(c) or Deficit Loan conversion under Section 4.03(b)(iv)):

(a) first, 100% to the ZONE Member until the ZONE Member has received a return of all unreturned Capital Contributions;

(b) second, 100% to the ZONE Member until the ZONE Member has received a cumulative twelve percent (12%) preferred return on all invested equity (computed on unreturned Capital Contributions from the date each such contribution was made) (the “Preferred Return Threshold”);

(c) third, 70% to Platform Co and 30% to the ZONE Member (the “Catch-Up Distribution”) until the cumulative amount distributed to Platform Co under this clause (c) equals twenty percent (20%) of the aggregate distributions of Net Cash Flow and Capital Event Proceeds made under clauses(c) and (d) (such that, following satisfaction of the Catch-Up Distribution, Platform Co has “caught up” to a 20% share of cumulative profits above the Preferred Return Threshold, and, for the avoidance of doubt, distributions under clauses (a) and (b) shall not be included in the base for purposes of calculating the Catch-Up Distribution);

(d) fourth, after the Catch-Up Distribution has been satisfied, eighty percent (80%) to the ZONE Member and twenty percent (20%) to Platform Co (reflecting the Carried Participation). Platform Co’s twenty percent (20%) participation in this fourth tier constitutes Platform Co’s Profits Interest and is not a distribution in respect of Platform Co’s nominal 1% capital interest. For the avoidance of doubt, Platform Co shall not be entitled to any distribution under this clause (d) until the Catch-Up Distribution has been fully satisfied;

provided, however, if it is determined that any Member has received aggregate distributions that exceed the amount that should have been payable to such Member pursuant to the distribution provisions of this Agreement (an “Over-Distribution”), then the Member who has received the Over-Distribution (a “Refunding Member”) shall refund (the “Clawback”) to the Company a portion of the distribution received by such Refunding Member in an amount equal to the amount of any Over-Distribution, which Clawback shall then be promptly distributed by the Company to the Members who, absent such Over-Distribution, should have received the Over-Distribution, in the proportions that such Members should have received such Over-Distribution.

6.11 Amounts Withheld. The Manager is authorized to and shall withhold from distributions or allocations to any Member (or require such Member to contribute to the Company) and to pay over to any federal, state, local or foreign government any amounts required to be so withheld pursuant to the Code or other provisions of applicable law with respect to any payment, distribution or allocation to the Company or such Member. All amounts withheld pursuant to the Code or any provisions of any foreign, federal, state or local tax law with respect to any payment or distribution to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Article 6 for all purposes under this Agreement. The Manager may allocate any such amounts withheld with respect to the Company among the Members in any manner that is in accordance with applicable law (taking into account the extent to which the amount withheld may vary among the Members based upon the identity and tax status of each Member). The Members shall be required, upon request by the Company, to fund their share of any applicable withholding taxes with respect to the Company. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability (including any liability for taxes, penalties, additions to tax or interest) with respect to income attributable to or distributions or other payments to such Member.

6.12 Tax Distributions. To the extent the Company has available cash (as reasonably determined by the Manager in consultation with the ZONE Member), the Company shall distribute to each Member, no later than fifteen (15) days prior to each estimated tax payment date applicable to such Member (and, with respect to annual returns, no later than April 1 of each year), an amount equal to such Member’s estimated federal, state, and local income tax liability attributable to the Company’s allocable income for the applicable period, calculated using the highest combined marginal rate of federal and applicable state and local income tax then in effect for individuals or corporations (whichever is higher) resident in New York, New York (the “Assumed Tax Rate”). Tax distributions under this Section shall be treated as advances against, and shall reduce, subsequent distributions to which such Member would otherwise be entitled under Section 6.10. Notwithstanding the foregoing, tax distributions shall be made only to the extent of available cash after payment of debt service, Necessary Expenses, and amounts required to maintain applicable Reserve Accounts, and shall not require any Member to make additional Capital Contributions.

7. MANAGEMENT

7.01 Management.

(a) Manager Authority. Except as otherwise expressly provided in this Agreement, the day-to-day business and affairs of the Company shall be controlled by the Manager, subject to (i) the approval of Major Decisions by the ZONE Member as provided below and (ii) the right of the ZONE Member or its designee to act as Manager, or to limit the authority of the Manager, pursuant to this Agreement including Section 7.01(g). Subject to the provisions of Section 7.01(b) and the other provisions of this Agreement, the Manager shall (i) conduct the business of the Company on a day-to-day basis, (ii) serve as the technology platform and development support provider for the Property, with authority and responsibilities limited to those expressly assigned to Platform Co under this Agreement, the Master Platform Agreement, the IP License, and the applicable approved Operating Budget and development plan, which may include (as so assigned) development coordination, utility coordination support, tenant coordination support, construction oversight support, commissioning support, and transition support, (iii) perform the duties assigned to it hereunder, and (iv) carry out all Major Decisions on behalf of the Company, which duties shall be performed or carried out in good faith in accordance with the standard of care required of prudent and experienced third-party data center development managers and operators performing similar functions, in accordance with customary industry standards for comparable data center facilities and in substantial accordance with the terms of this Agreement, the then effective Operating Budget on an informed basis and after due consideration and deliberation (the “Standard of Care”); provided, however, that (A) the Standard of Care shall be assessed taking into account timely ZONE funding, ZONE approvals, and third-party cooperation, (B) Platform Co’s obligations under the Standard of Care are subject to Platform Co having received the funding, information, and approvals from the ZONE Member that are necessary for Platform Co to perform the applicable obligation, (C) any failure by Platform Co to meet the Standard of Care that results primarily from Force Majeure or external causes described in Section 7.03(l) shall not constitute a breach of the Standard of Care, and (D) Platform Co shall not be responsible under the Standard of Care for project financing or capitalization, ZONE public-company or accounting compliance, tenant credit risk or tenant performance, EPC contractor performance, utility or interconnection outcomes, governmental or regulatory approvals, or any other matter not expressly assigned to Platform Co under this Agreement, the Master Platform Agreement, the IP License, or the applicable approved Operating Budget and development plan. The Manager, on behalf of the Company, shall be authorized, without any further consent or approval of the Members (except in the case of Major Decisions), to (x) enter into contracts, leases and otherwise act on behalf of the Company to the extent specifically provided for in the Operating Budget, and (y) make expenditures as are required to implement any then effective Operating Budget subject to the availability of funds of the Company therefor (subject to the parameters set forth in the then applicable Operating Budget), but in each case only to the extent that any such expenditures and amounts required to be paid by the Company, including expenditures and amounts required to be paid by the Company under any such contracts, leases or other instruments and documents, are otherwise permitted under this Agreement.

(b) Major Decisions. All Major Decisions jointly approved by the Members shall be final, conclusive and binding on the Company and all Members. Platform Co (in its capacity as a Member or the Manager) may propose a Major Decision; provided, however, the Manager shall not be authorized to take any of the actions described below without the prior written consent, approval and authorization of the ZONE Member unless specifically provided for in the Operating Budget (each a “Major Decision”):

(i) any material change to the business of the Company;

(ii) adopt an Operating Budget or make any modification to such Operating Budget, or to take any action or cause any of its Subsidiaries to take any action which is inconsistent with the then-applicable Operating Budget, other than expenditures or actions that do not cause the Operating Budget to be exceeded by more than one hundred five percent (105%) of the amounts set forth in the then-applicable Operating Budget, except to the extent expressly contemplated in the then-applicable Operating Budget;

(iii) to the extent the Property is, or is subject to or encumbered by, the interest of a lender, participant or other creditor under a bond, loan or other debt instrument (including the Property Loan), (a) the issuance or withholding of any consent, approval, waiver, amendment or other modification, cancellation or surrender under any loan document, bond indenture, loan servicing agreement, inter-creditor agreement or any document affecting or pertaining to the underlying collateral, the amendment or other modification or termination of which is restricted by any loan document, or the like, (b) the decision to pursue or waive any rights or remedies, (c) the decision to seek and terms of any workout, deed in lieu of foreclosure, friendly foreclosure agreement, adversarial foreclosure, bankruptcy election, or litigation, and (d) to acquire the collateral of any secured debt (and whether to acquire such collateral directly or through a Subsidiary or the Company);

(iv) the institution of, or response to, any legal proceedings in the name of the Company or Subsidiary or related to any Property, and the decision whether to settle any such proceedings and, if so, the terms of any such settlement, including, without limitation, any condemnation action or other eminent domain proceeding; provided, however, that the foregoing shall not constitute a Major Decision to the extent each such legal proceeding or settlement does not reasonably expose the Company or any Subsidiary to costs in excess of Fifty Thousand and No/100 Dollars ($50,000.00);

(v) any proposed financing (including the Property Loan) being considered by the Company or any Subsidiary;

(vi) any sale, transfer or other disposition of the Property or similar Capital Event (or any interest therein or portion thereof) or any other material assets of the Company, or any merger, consolidation, reorganization or other business combination transaction involving the Company or Subsidiary;

(vii) the entering into or consummation of any transaction, contract, agreement or arrangement with any Member or any Affiliate of any Member;

(viii) the commencement of any voluntary bankruptcy proceedings or the response to or defense of any involuntary bankruptcy proceedings and any decisions made in connection with any such voluntary or involuntary proceedings;

(ix) the making of any expenditure or the incurrence of any obligation to the extent the costs and expenses exceed the amounts set forth in the applicable Operating Budget by more than one hundred five percent (105%) of any individual line item or five percent (5%) of the aggregate Operating Budget, in each case unless such expenditure or obligation is required to address Force Majeure or Governmental Requirements;

(x) the use of any assets of the Company (including any portion of any Property) other than for Company purposes;

(xi) the lending of funds belonging to the Company to any Person or extending to any Person credit on behalf of the Company other than in the ordinary course of business;

(xii) the hiring of any senior executive officers of the Company or Subsidiary (for the avoidance of doubt, the hiring of employees in the ordinary course of business who are not senior executive officers shall not constitute a Major Decision);

(xiii) the admission of any Person as a Member other than as specifically provided for in this Agreement;

(xiv) the admission of any Person (other than the Company or any other Subsidiary) as a member, partner or shareholder of any Subsidiary;

(xv) formation of, or the execution, amendment, termination, or filing of any organizational or governance documents for the Company or any Subsidiary, except, with respect to any Subsidiary, to the extent required to effectuate customary terms and conditions of the Property Loan (i.e., new SPE provisions);

(xvi) the issuance, transfer, classification, reclassification, or redemption of any interest in, or any securities by, the Company or any Subsidiary;

(xvii) appointing or removing the Company’s accountant or auditor and the replacement thereof;

(xviii) taking any action which would make it impossible to carry on the ordinary business of the Company or the use of the Property for its intended purpose as a data center facility or materially changing the zoning or permitted use of the Property;

(xix) making any election to treat the Company or any of its Subsidiaries as a corporation pursuant to Treasury Regulations Sec. 301.7701-3(g) or making any election of or any change in the manner in which either any material transaction is treated for tax purposes or any material item of income or expense is treated for tax purposes;

(xx) (A) making the election provided for in Section 754 of the Code related to the adjustments of tax basis of any asset of the Company, (B) modifying the manner in which Capital Accounts or any debits or credits thereto are computed other than as set forth in this Agreement in order to comply with Treasury Regulations; (C) selecting the Code Section 704(c) method for allocating items of income, deduction, gain, loss or credit; or (D) selecting a method other than the interim closing of the books method for prorating items of income, gain, loss or deduction to reflect varying interests of the Members under Section 6.05;

(xxi) with respect to the Property, including without limitation, causing the Company or any of its Subsidiaries, except (1) to the extent necessary to address Force Majeure and (2) to the extent required because of Governmental Requirements not known to Manager, to increase the Property costs or amend or modify the then current Operating Budget (or any component thereof);

(xxii) approve the form of any Material Agreement or make any amendments or modifications to such form after approval of the form of any Material Agreement;

(xxiii) enter into any Material Lease;

(xxiv) terminate, release, assign, extend, amend or modify any Material Lease;

(xxv) other than specifically authorized in the applicable Operating Budget, examine, test for, remove or otherwise remediate Hazardous Materials, or appoint or remove any environmental consultants or contractor, and the adoption of and implementation of any operation and maintenance program or any other program in regards to the same;

(xxvi) retain legal counsel for the Company, or the institution of, or response to, any legal proceedings in the name of the Company or any Subsidiary or related to the Property, and the decision whether to settle any such proceedings and, if so, the terms of any such settlement;

(xxvii) engage in any new line of business other than development, construction, ownership, and operation of the Property as a data center facility;

(xxviii) any making of a capital call for which this Agreement does not elsewhere expressly authorize such capital call to be made;

(xxix) elect not to make any distribution of Net Cash Flow and Capital Event Proceeds, or make any distributions other than distributions of Net Cash Flow and Capital Event Proceeds, or not make any distribution by any Subsidiary at the same times as contemplated under Section 6.10 hereof or make any distribution other than distributions of cash by any Subsidiary;

(xxx) with respect to any Property Loan, (A) create, assume, guarantee, refinance, modify, extend or prepay any indebtedness of the Company or its Subsidiaries, except trade payables in the ordinary course of business, or enter into any Financing Documents, (B) issue, withhold or request, any consent, approval, waiver, amendment or other modification, cancellation or surrender under any Financing Document, bond indenture, loan servicing agreement, inter-creditor agreement or any other document affecting or pertaining to the underlying collateral, (C) pursue or waive any rights or remedies, or (D) take any material loan administration action, including, without limitation, whether following a default or otherwise, the request for and/or approval of any terms and conditions with respect to any workout, deed in lieu of foreclosure, friendly foreclosure agreement, adversarial foreclosure, bankruptcy election or litigation;

(xxxi) any material reduction or modification in the amount or type of insurance coverage maintained by or on behalf of the Company or any Subsidiary or with respect to the Property below the levels required by any Financing Documents or below commercially reasonable levels for comparable data center facilities;

(xxxii) dissolution, renaming, or conversion of the Company or any Subsidiary;

(xxxiii) binding the Company or any Subsidiary to any guaranty with respect to the obligations of a third party;

(xxxiv) undertaking any obligation or course of action which would subject any Member to personal liability;

(xxxv) causing the Company or any Subsidiary to exercise any right or obligation of approval, disapproval, or consent (or withholding or conditioning of same) the Company or such Subsidiary is required or permitted to give or exercise under any Affiliate Agreement, enforcing any Affiliate Agreement, or permitting any matter subject to such right of approval, disapproval, or consent to be deemed approved, disapproved, consented to, or not consented to;

(xxxvi) appoint or replace the Tax Representative;

(xxxvii) taking any other decision which, pursuant to this Agreement, expressly requires the ZONE Member’s consent or approval;

(xxxviii) any material change to the design, engineering, or construction specifications for the data center facility, including changes to power capacity, cooling systems, or IT infrastructure;

(xxxix) the execution, amendment, or termination of any Material Lease, or any material modification to the terms of any Material Lease; provided, however, that the execution, amendment, renewal, or modification of tenant leases, customer agreements, or compute services agreements that are within the parameters of the approved Operating Budget and consistent with the leasing plan approved by the ZONE Member shall not constitute a Major Decision and shall be within the Manager’s authority;

(xl) the selection, replacement, or termination of any general contractor, construction manager, major subcontractor, or equipment vendor with a contract value in excess of $1,000,000;

(xli) any change order or scope modification that would cause aggregate capital expenditures to exceed the applicable project-level budget without the prior written approval of the ZONE Member, except for tenant-directed changes paid for or reimbursed by the tenant, force majeure, or ZONE-approved change orders; and

(xlii) any action that would materially impair the ZONE Member’s ability to consolidate the Company’s financial results or recognize revenue from the Company in accordance with applicable accounting rules.

Notwithstanding the foregoing, it is understood and agreed that with respect to the approval of any Major Decision, the ZONE Member may from time to time delegate to the Manager the authority to take certain actions pertaining to such Major Decision so long as such actions are taken within limits established by the ZONE Member (provided such delegations shall be in writing). Any approval by the ZONE Member of a Major Decision must be in writing (email being sufficient) and such approval must be prior to the implementation of any such Major Decision.

(c) Platform Co Joint Approval Rights. Prior to the delivery of a notice to proceed with construction for any Partnership Project (“Notice for Construction”), Platform Co shall have joint approval rights over the following specific project matters: (i) the use of Platform Co IP, including Cue, and the scope and manner of deployment thereof; (ii) affiliate transactions involving the Company or any Subsidiary; (iii) material design decisions directly affecting the AI/compute infrastructure for which Platform Co is responsible for delivery under the Baseline Delivery Standard, including power capacity, cooling systems, and IT infrastructure specifications; and (iv) any action that would materially and adversely affect Platform Co’s Carried Participation, Equity Consideration, or other economic rights under this Agreement. Such joint approval rights shall require the prior written consent of Platform Co, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, that deemed approval under this Section 7.01(c) shall apply only to consents that do not relate to (x) any use of Platform Co IP, including Cue, or any material amendment to the IP License, or (y) any action that would materially and adversely affect Platform Co’s Carried Participation, Equity Consideration, Profits Interest, or other economic rights under this Agreement, and, solely with respect to such other consents, if Platform Co fails to respond to a written request for consent within fifteen (15 In addition, Platform Co shall have the right to review, consult, and provide recommendations with respect to (x) site and utility strategy, (y) interconnection management, (z) the initial Operating Budget and any material amendments thereto, (aa) the selection of general contractors, construction managers, and major subcontractors, and (bb) the form and terms of any project-level financing; provided, that Platform Co’s rights under this sentence are consultative only and shall not constitute consent or approval rights, and the ZONE Member’s determination shall control in the event of any disagreement, so long as the ZONE Member has considered Platform Co’s input in good faith. Notwithstanding the foregoing, Platform Co shall have a consent right (not to be unreasonably withheld, conditioned, or delayed) over the selection of the initial anchor tenant for each Partnership Project, limited to determining whether the proposed tenant (I) is creditworthy, (II) is engaged in a reputable business consistent with industry standards for data center anchor tenants, and (III) is reasonably aligned with the approved Operating Budget and the applicable Baseline Delivery Standard; provided, that (A) Platform Co’s consent shall be deemed given if not exercised within twenty (20) Business Days of written notice from the ZONE Member identifying the proposed anchor tenant and providing reasonably detailed information regarding such tenant’s (I) credit profile and financial condition, (II) technical specifications and use case, (III) regulatory or reputational profile, (IV) lease economics and their impact on the Baseline Delivery Standard and Promote Economics, and (V) any known conflicts with Platform Co’s IP or Cue deployment; provided, further, that deemed approval shall not apply if the proposed tenant or the proposed lease terms would materially and adversely affect Platform Co’s vesting timeline, Carried Participation, Cue risk, or delivery obligations under the Baseline Delivery Standard, which matters shall require Platform Co’s express written consent regardless of any failure to respond; and (B) Platform Co’s consent right under this sentence is limited to the initial anchor tenant only, and all subsequent tenant selections shall be subject to Platform Co’s consultative (non-consent) rights as set forth above. Following the delivery of a Notice for Construction for any Partnership Project, Platform Co shall retain protective consent rights over: (1) any material amendment to the approved Operating Budget that would increase aggregate project costs by more than twenty percent (20%); (2) any affiliate transaction involving the Company or any Subsidiary; (3) any action that would materially and adversely affect Platform Co’s Carried Participation, Equity Consideration, or other economic rights under this Agreement; and (4) any material change to the design, engineering, or construction specifications for the data center facility that would materially alter the power capacity, cooling systems, or IT infrastructure from those set forth in the approved Operating Budget.

(d) Participation in Management. No Member, in its capacity as a Member, shall have any right or power to participate in or have any control over the Company’s business, affairs or operations or to act for or to bind the Company in any matter whatsoever, and no Member shall be required or permitted to consent to, acquiesce in, vote on or approve any action or act taken or decision made, in each case except as otherwise specifically provided in this Agreement, including the requirement that the ZONE Member must approve and may effectuate any Major Decision.

(e) Platform Co Voting Rights. Notwithstanding anything to the contrary in this Agreement, Platform Co shall have the following protective voting and consent rights: (i) the joint approval rights set forth in Section 7.01(c) (both pre-construction and post-construction as specified therein); (ii) any consent rights expressly requiring Platform Co’s approval under this Agreement, including without limitation under Section 6.10, Section 7.03, Section 9.02, Section 9.05, Section 9.08, Section 12.01, and Section 12.04; (iii) the right to approve or withhold approval of any action that would materially and adversely affect Platform Co’s Carried Participation, Equity Consideration, Profits Interest, or other economic entitlements under this Agreement; and (iv) the right to review and comment on public disclosures as set forth in Section 10.04. Platform Co’s voting and consent rights are limited to the foregoing protective rights and shall not extend to matters within the Manager’s ordinary course authority or the ZONE Member’s Major Decision authority except as expressly provided herein.

(f) Compensation. Except as set forth in this Agreement or in any separate written agreement approved in writing by the ZONE Member, if the Manager is a Member or affiliated with a Member, the Manager shall not be entitled to receive any fees or other compensation in respect of its activities as the Manager, and will not receive reimbursement for compensation payable to any of its employees or other direct or indirect Overhead which may be attributable to the performance of its duties as the Manager (other than reimbursement for all out-of-pocket expenses incurred in connection with the performance of Manager’s duties hereunder to the extent the cost and expenses with regard thereto are expressly set forth in any Operating Budget approved as provided herein).

(g) Removal of Manager. The ZONE Member shall be entitled to remove Platform Co as Manager and to appoint a replacement Manager, including, without limitation, the ZONE Member or an Affiliate of the ZONE Member, solely upon the occurrence of one or more of the following events (each, a “Cause Event”), subject to the notice, cure, and dispute procedures set forth in this Section 7.01(g): (i) fraud, intentional misrepresentation, willful misconduct, or intentional misappropriation by Platform Co in connection with the Company or any Partnership Project; (ii) felony conviction of, or plea of guilty or nolo contendere by, Platform Co or any Key Principal to a crime involving moral turpitude that has a material adverse effect on the Company or any Partnership Project; (iii) intentional misuse of Company funds or material unauthorized use or disclosure of Confidential Information by Platform Co or any Platform Co Party; (iv) a material uncured breach by Platform Co of its express obligations under this Agreement or the other definitive agreements that are within Platform Co’s reasonable control, after written notice (the “Cause Notice”) specifying the breach in reasonable detail and a 60-day cure period.

For the avoidance of doubt, no Cause Event shall arise from ordinary project delays, funding issues, tenant issues, utility delays, permitting delays, governmental delays, Force Majeure events, or business judgments made in good faith by Platform Co, including project-level decisions taken in reliance on approved budgets, Major Decision approvals, Financing Documents, or other approvals provided by the ZONE Member or any lender, except to the extent that such circumstances directly and primarily result from conduct described in clauses (i) through (iv) above.

If Platform Co disputes that a Cause Event has occurred, Platform Co shall deliver a written dispute notice to the ZONE Member within ten (10) Business Days after receipt of the Cause Notice, and the existence of a Cause Event shall thereafter be determined pursuant to the dispute-resolution provisions of Section 15.18. No removal of Platform Co as Manager shall be effective unless and until (x) the applicable cure period has expired without cure, and (y) in the case of any disputed Cause Event, a final, non-appealable determination has been made in accordance with Section 15.18 that a Cause Event has in fact occurred. provided, however, that (A) no cure period shall apply to Cause Events described in clauses (i), (ii), and (iii) above. If the ZONE Member so elects to remove Platform Co as Manager for a Cause Event, the ZONE Member shall notify Platform Co by written notice (“Notice of Removal”), which Notice of Removal shall set forth the Cause Event in reasonable detail and the effective date of the removal (“Removal Date”). Upon the Removal Date pursuant to a Cause Event that has been finally determined, Platform Co shall cease to serve as Manager, and the ZONE Member may appoint a replacement Manager in accordance with this Agreement; provided that, except as expressly provided in Section 7.01(h) with respect to finally determined fraud or intentional misappropriation, such removal shall have no effect on Platform Co’s rights under this Agreement or any other Transaction Document, including its rights to accrued but unpaid fees, vested Equity Consideration, vested Carried Participation and Catch-Up Distributions, ownership of Cue and the Retained IP, and independent rights under the MPA.

(h) Effect of Removal of Manager. Upon the removal of Platform Co as Manager in accordance with this Agreement (including pursuant to this Section 7.01(g)), following the final, non-appealable determination of a Cause Event pursuant to Section 7.01(g): (i) the ZONE Member shall appoint a replacement Manager (which may be the ZONE Member or any of its Affiliates) and the Company may pay such replacement Manager compensation on terms and conditions as determined appropriate by the ZONE Member; (ii) Platform Co shall reasonably cooperate with the replacement Manager to facilitate an orderly transition; (iii) if, and only if, the Cause Event has been finally determined by a court of competent jurisdiction in accordance with Section 15.18 to consist of fraud or intentional misappropriation by Platform Co (and not any other Cause Event), then Platform Co shall forfeit only unvested Carried Participation, and Equity Consideration, based on the severity and financial impact of the applicable Cause Event , as reasonably determined by a court of competent jurisdiction or as mutually agreed by the parties; provided, however, that no forfeiture under this clause shall be on an all-or-nothing basis and shall not affect any amounts that have already been vested or distributed, unless the applicable Cause Event expressly found by such court constitutes fraud or intentional criminal conduct by Platform Co or a Key Principal; (iv) if applicable, all future unpaid distributions of Net Cash Flow or Capital Event Proceeds to Platform Co will be offset by any damages actually incurred by the Company or the ZONE Member arising out of the Cause Event and awarded in a final, non-appealable judgment or arbitral award, and shall not exceed such awarded damages; (v) Platform Co shall no longer have the right to vote on or approve any matter relating to the Company’s business or otherwise arising under this Agreement nor shall Platform Co have the right to propose a capital call or initiate a Major Decision; provided, however, that Platform Co shall retain all voting, consent, and approval rights expressly granted to Platform Co in its capacity as a Member or as a counterparty under any Transaction Document (including the protective rights set forth in Section 7.01(e)); (vi) any and all future fees or other compensation payable to Platform Co under this Agreement shall be payable strictly in accordance with the express terms of this Agreement and the other Transaction Documents and shall not be terminated solely by reason of such removal (including without limitation the fees payable under Section 7.03); provided, that all fees and compensation accrued on or prior to the Removal Date shall remain payable regardless of removal; and (vii) ZONE Member shall have the right to exercise each and every other remedy available under this Agreement, at law or in equity (but excluding the recovery of any punitive damages), it being acknowledged and agreed that no remedy is intended to be exclusive and each such remedy shall be cumulative and in addition to any other remedy available to ZONE Member. If a court of competent jurisdiction has determined in a final, non-appealable adjudication pursuant to Section 15.18 that the alleged Cause Event has in fact not occurred, then Platform Co shall be reinstated as Manager and shall be made whole by the Company for any fees or distributions withheld or forfeited pursuant to Section 7.01(h)(iii) and (iv) following such disputed removal, and shall be reimbursed for its reasonable attorneys’ fees and costs as determined by the court. For the avoidance of doubt, ordinary project delays, funding issues, tenant issues, utility delays, permitting delays, governmental delays, Force Majeure events, or business judgments made in good faith shall not, by themselves, give rise to any forfeiture or clawback of Platform Co’s accrued fees, vested Equity Consideration, vested Carried Participation, ownership of Cue or the Retained IP, or rights under the MPA or IP License, and any offsets, clawbacks, or reductions of Platform Co’s economics shall in all events be limited to amounts corresponding to damages that have been finally determined by a court or arbitrator of competent jurisdiction.

(i) Call Rights After Removal of Manager. In the event of a removal with respect to Platform Co, then, upon written notice (the “Buy-Out Election Notice”) from the ZONE Member given within ninety (90) days after the Notice of Removal if the removal was due to a Cause Event described in clauses (i) through (iii) of Section 7.01(g) or otherwise ninety (90) days after the effective date thereof, Platform Co shall sell, and the ZONE Member shall purchase, the Interest of Platform Co in the Company, including all of right, title and interest of Platform Co in, and claims against, the Company (collectively, the “Platform Co Interest”) on the terms and conditions hereinafter set forth (a “Buy-Out”). Under a Buy-Out Election Notice, (i) the purchase price (the “Buy-Out Purchase Price”) for the Platform Co Interest shall be an amount equal to the amount Platform Co would have received under this Agreement (excluding the value of any unpaid incentive compensation under Section 7.03 in the case of a removal for a Cause Event described in clauses (i) through (iii) of Section 7.01(g)) if the Platform Co Interest were sold on the Removal Date for a purchase price equal to its then “Fair Market Value” (as determined pursuant to Exhibit B) as of the Removal Date, subject to offset for the amount of damages actually incurred by the Company or the ZONE Member as a result of the Cause Event upon which the removal was based. In determining the Buy-Out Purchase Price, no minority, lack-of-marketability, “disputed removal,” or similar discount shall be applied to Platform Co’s economics by reason of Platform Co’s removal as Manager or any dispute regarding the existence of a Cause Event unless and until such Cause Event has been finally determined pursuant to Section 7.01(g) and Section 15.18. For purposes of this Section, “Fair Market Value” shall mean the fair market value of the Platform Co Interest, determined by the Appraiser in accordance with Exhibit B, taking into account Platform Co’s accrued and vested Carried Participation and Equity Consideration as of the Removal Date and the reasonably anticipated future value of Platform Co’s economic rights under this Agreement and the other Transaction Documents, using market-standard valuation methodologies. If the Members are unable to agree upon the Fair Market Value within twenty (20) days after the Buy-Out Election Notice, the Fair Market Value shall be determined by an independent appraisal in accordance with the procedures set forth in Exhibit B; (ii) the closing shall occur on a date (the “Buy-Out Closing Date”) to be specified in writing by the ZONE Member, but no later than sixty (60) days after the date of the Buy-Out Election Notice (or, if later, twenty (20) days after the final determination of Fair Market Value), subject to extension of such closing date (x) to the extent necessary upon request of either Member to complete the determination of Fair Market Value in accordance with the procedure set forth in Exhibit B, (y) at the option of Platform Co during any adjudication then pending before a court of competent jurisdiction seeking a determination as to whether the alleged Cause Event has in fact occurred, and (z) as provided in Section 7.01(k) with respect to Lender Compliance; (iii) on the Buy-Out Closing Date, the Buy-Out Purchase Price shall be paid, at the election of the ZONE Member (which election shall be made in the Buy-Out Election Notice or, if not so made, shall be deemed to be payment in full), (A) by wire transfer of immediately available funds in full on the Buy-Out Closing Date, or (B) by delivery of an initial payment on the Buy-Out Closing Date and payment of the Deferred Amount (as defined below) in accordance with Section 7.01(i)(iv), in each case after receipt by the ZONE Member or its designee of (x) a duly executed assignment, in a form reasonably satisfactory to the Members, of the Platform Co Interest, free and clear of any liens, encumbrances, claims or other matters other than this Agreement, and (y) such evidence of due authorization, execution and delivery as the Members may reasonably require; and (iv) if the ZONE Member elects to pay the Buy-Out Purchase Price in installments pursuant to clause (iii)(B) above: (A) the ZONE Member shall pay to Platform Co on the Buy-Out Closing Date an initial payment in an amount to be determined by the ZONE Member in its sole discretion (the “Initial Payment”); provided, however, that the Initial Payment shall not be less than ten percent (10%) of the Buy-Out Purchase Price; (B) the remaining balance of the Buy-Out Purchase Price after deducting the Initial Payment (the “Deferred Amount”) shall be payable in one or more installments at such times and in such amounts as the ZONE Member may elect in its sole discretion (each, a “Scheduled Payment”), subject to the following: (I) the entire Deferred Amount (together with all accrued and unpaid interest thereon) shall be paid in full no later than the third (3rd) anniversary of the Buy-Out Closing Date (the “Final Payment Date”); (II) the ZONE Member shall deliver to Platform Co a written payment schedule (the “Payment Schedule”) no later than thirty (30) days after the Buy-Out Closing Date setting forth the anticipated timing and amounts of all Scheduled Payments; provided, however, that the ZONE Member may amend the Payment Schedule from time to time by written notice to Platform Co delivered at least fifteen (15) days prior to the next Scheduled Payment, so long as any amended Payment Schedule continues to provide for payment in full of the Deferred Amount by the Final Payment Date; (III) the ZONE Member may prepay all or any portion of the Deferred Amount at any time without penalty or premium; and (IV) in no event shall any twelve (12)-month period elapse without at least one Scheduled Payment being made (unless the Deferred Amount has been paid in full); (C) the ZONE Member’s obligation to pay the Deferred Amount shall be evidenced by a promissory note in form and substance reasonably satisfactory to the Members (the “Buy-Out Note”), which Buy-Out Note shall provide for (I) acceleration of the entire unpaid principal balance and accrued interest upon the occurrence of a Financial Event with respect to the ZONE Member, (II) a grace period of ten (10) Business Days for the payment of any Scheduled Payment following written notice of non-payment from Platform Co, and (III) Platform Co’s right to recover reasonable attorneys’ fees and costs incurred in connection with the collection of any amounts due under the Buy-Out Note; and (D) the ZONE Member shall not be required to provide any security interest, guaranty, or other collateral in connection with the Deferred Amount, but the Buy-Out Note shall constitute a senior unsecured obligation of the ZONE Member. The Buy-Out Purchase Price shall be adjusted by prorations, on and as of the Buy-Out Closing Date (with customary post-closing adjustments for a period of twelve (12) months after the Buy-Out Closing Date), of operating expenses and income allocable to the Property and other assets of the Company.

(j) [Reserved].

(k) Notwithstanding anything to the contrary in this Section 7.01(i), the consummation of the Buy-Out shall be subject to the condition that such Buy-Out (including the payment of the Buy-Out Purchase Price, whether in full or in installments) would not result in a breach or default under any Financing Documents or cause the ZONE Member or any of its Affiliates to violate any covenant, restricted payment limitation, or other condition set forth in any credit agreement, loan agreement, or other financing arrangement to which the ZONE Member or any of its Affiliates is a party (collectively, “Lender Compliance”). If the ZONE Member reasonably determines in good faith that consummation of the Buy-Out on the scheduled Buy-Out Closing Date would result in a failure to satisfy the Lender Compliance condition, the ZONE Member shall promptly notify Platform Co in writing thereof (together with reasonable supporting documentation evidencing such determination), and the Buy-Out Closing Date shall be automatically extended to the earliest date on which the ZONE Member can consummate the Buy-Out in compliance with the Lender Compliance condition; provided, however, that (A) the ZONE Member shall use commercially reasonable efforts to obtain any necessary lender consents, waivers, or amendments to permit the consummation of the Buy-Out as promptly as practicable, and (B) the Buy-Out Closing Date shall not be extended by more than one hundred eighty (180) days in the aggregate pursuant to this Section without the prior written consent of Platform Co (not to be unreasonably withheld, conditioned, or delayed).

7.02 Additional Manager Duties. In addition to and without limiting any other duties set forth in this Agreement, the Manager shall (subject to the provisions of Section 7.01(b) and the other provisions of this Agreement):

(a) Promptly take all proper and commercially necessary actions reasonably required to fully advise and apprise the ZONE Member with regard to all material matters relating to the business of the Company and the Property.

(b) Promptly upon receipt thereof forward to the ZONE Member copies of any and all notices, letters, invoices or correspondence received under or in connection with (w) any loan encumbering the Property (or any other loan made to the Company) (x) any material leases at the Property, (y) any offer from a third-party proposing a Capital Event or (z) other material notices relating to the Property.

(c) Take all proper and commercially necessary actions reasonably required to cause the Company and all third parties at all times to perform and comply with the provisions (including, without limitation, any provisions requiring the expenditure of funds by the Company) of any loan commitment, agreement, mortgage, lease, or other contract, instrument or agreement to which the Company or the Property is legally bound.

(d) Pay in a timely manner all operating expenses of the Company in accordance with the terms of any Operating Budget or as otherwise provided herein; provided, that there are sufficient proceeds of loans, Capital Contributions or operations from the Property available, or if not available, the Members fund required Capital Contributions in accordance with Article 4.

(e) Make available to the ZONE Member promptly upon the receipt or sending thereof, copies of any material correspondence with any municipality or other governmental authority having jurisdiction over the Property, insurance carriers or underwriters and all notices, reports and communications between the Company and any lender which relates to any existing or pending default thereunder or to any material financial or operational information required by such Person.

(f) Maintain, or cause to be maintained, the books and records provided for in Article 11 and promptly deliver to the other Members the reports, financial statements and other information provided for in Article 11 hereof.

(g) Unless otherwise required by applicable loan agreements, deposit all receipts of the Company or Subsidiary into an account established and maintained in the name of the Company or Subsidiary and not commingle those receipts with any other funds or accounts of the Manager or any other Person.

(h) If the Manager contracts or subcontracts with third parties for the performance of any of the services to be performed by the Manager, supervise and oversee the performance of the services performed by such third parties (in the event of any such contract or subcontract, references in this Agreement to actions taken or to be taken by the Manager shall include actions taken or to be taken by such contractors and subcontractors).

(i) Advise the ZONE Member with regard to the amount and timing of any potential Capital Contribution which may be required by the Company or necessary to the operations of the Company.

(j) Timely file all insurance claims and other notices required under insurance policies benefitting the Company.

(k) The Manager and the ZONE Member shall negotiate in good faith and agree upon an AI-native development and construction reporting protocol (utilizing Cue or such other platform as the Members may agree) and budget-tracking mechanics tied to the capital expenditure budget; provided, however, that no Additional Capital Contribution (other than the Initial Capital Contribution) shall be due from the ZONE Member until the Members have agreed upon the Operating Budget in accordance with Section 11.05.

7.03 Services and Fees; Affiliate Transactions.

(a) Equity Consideration. The ZONE Member shall cause CleanCore Solutions, Inc. to issue to Platform Co (or to one or more recipients designated by Platform Co and reasonably approved by the ZONE Member) shares of ZONE common stock and/or economically equivalent warrants, or other equity-linked securities (collectively, the “Equity Consideration”), which shall vest and be issued solely upon achievement of the applicable Baseline Delivery Standard for each Partnership Project in an amount equal to $60,000 per MW of Delivered Capacity (equivalent to $3,000,000 per 50 MW tranche), as measured at each applicable milestone; provided, however, that if the applicable Baseline Delivery Standard for 500 MW of aggregate Delivered Capacity is achieved on or before March 31, 2029, the per-MW rate shall be increased to $80,000 per MW of Delivered Capacity (equivalent to $4,000,000 per 50 MW tranche), with the incremental $10,000,000 in aggregate additional Equity Consideration to be issued upon full delivery of 500 MW (with all other tranches issued at the $3,000,000 per 50 MW rate as earned). Full delivery of 500 MW of Delivered Capacity on or before December 31, 2029 at the base rate would result in aggregate Equity Consideration of $30,000,000, and full delivery on or before March 31, 2029 at the accelerated rate would result in aggregate Equity Consideration of $40,000,000. The number of shares, warrants, or other equity-linked securities issuable in respect of each vested tranche shall be determined using a per-share price equal to the lower of: (i) a mutually agreed fixed reference price; and (ii) the volume-weighted average trading price of ZONE common stock during the one hundred twenty (120) trading days immediately preceding the applicable vesting date (the “VWAP”); provided, however, that in no event shall the per-share price used for such determination be less than $0.90 per share (subject to customary anti-dilution adjustments), and if the Members do not agree on a Reference Price, the per-share price shall be the greater of (A) the VWAP and (B) such minimum price. Prior to vesting, the Equity Consideration shall be subject solely to proportional forfeiture, cancellation, or other customary reverse-vesting mechanics based exclusively on the degree of achievement of the applicable Baseline Delivery Standard. Following vesting, the Equity Consideration shall be irrevocable and not subject to dilution or impairment. Subject to Section 7.03(g), the Equity Consideration shall not be subject to any general forfeiture, clawback, cancellation, repurchase, or reverse-vesting mechanics except as expressly set forth herein. For the avoidance of doubt, the Equity Consideration is issued by CleanCore Solutions, Inc. (the ZONE Member’s parent corporation) and is separate from and in addition to Platform Co’s Profits Interest (the Carried Participation) in the Company. The Equity Consideration does not constitute a distribution from the Company and shall not reduce or offset Platform Co’s entitlement to distributions under Section 6.10. In connection with any vesting or issuance of any Equity Consideration (or any portion thereof), the ZONE Member shall be authorized to withhold from the Equity Consideration otherwise issuable or deliverable to Platform Co (or the applicable recipient) a number of shares, warrants, or other equity-linked securities having an aggregate fair market value (determined as of the applicable vesting or issuance date using the per-share price calculated in accordance with this Section 7.03(a)) sufficient to satisfy any federal, state, and local tax withholding obligations arising in connection with such vesting or issuance; provided, however, that in no event shall the value of the Equity Consideration so withheld exceed the minimum amount of tax required to be withheld by applicable law. The parties shall cooperate in good faith to confirm the instrument type (restricted stock, RSU, option, warrant, or other equity-linked security) and applicable tax treatment with their respective tax counsel no later than thirty (30) days prior to the anticipated first vesting date, and the withholding mechanics shall be implemented consistently with that confirmed treatment.

(b) ZONE shall use commercially reasonable efforts to register for resale any Equity Consideration issued to Platform Co or its designees within ninety (90) days after first issuance and keep such registration effective for at least two (2) years, subject to customary blackout periods, all as set forth in the Registration Rights Agreement, which shall be executed and delivered by the applicable parties on or prior to the Effective Date as a condition to the effectiveness of this Agreement.

(c) Any contractual transfer restrictions or lock-up applicable to Equity Consideration held by Platform Co or its designees shall not, in the aggregate, exceed one hundred eighty (180) days from the applicable issuance date, other than legally required blackout periods. The specific terms and conditions of such transfer restrictions shall be set forth in the Lock-Up Agreement, which shall be executed and delivered by the applicable parties on or prior to the Effective Date as a condition to the effectiveness of this Agreement. In the event of any conflict between the terms of this Section 7.03(c) and the Lock-Up Agreement, the Lock-Up Agreement shall control; provided, that in no event shall the Lock-Up Agreement impose restrictions exceeding the 180-day aggregate maximum set forth herein. “Lock-Up Agreement” means that certain Lock-Up Agreement, dated as of the Effective Date, by and between CleanCore Solutions, Inc. and Platform Co (or its designated recipients), in form and substance reasonably satisfactory to both Members, setting forth the terms and conditions of any contractual transfer restrictions or lock-up applicable to the Equity Consideration held by Platform Co or its designees.

(d) If ZONE experiences a material adverse change in business, balance sheet, listing status, treasury strategy, or financing capacity, Platform Co may elect to receive cash of equivalent agreed value in lieu of some or all Equity Consideration.

(e) In no event shall the Equity Consideration be subject to repurchase for nominal consideration.

(f) Carried Participation. Platform Co (or its designated Affiliate) shall be entitled, upon achievement of the applicable Baseline Delivery Standard, to a fully vested and non-dilutable economic participation right (the “Carried Participation”) equal to twenty percent (20%) of Promote Economics attributable to each Partnership Project; provided, however, that Platform Co shall not be entitled to any Carried Participation until ZONE has first received aggregate distributions equal to the Preferred Return Threshold. Once the Preferred Return Threshold has been met, Platform Co shall receive the Catch-Up Distribution (as set forth in Section 6.10(c)) on a 70/30 basis until Platform Co has caught up to a cumulative 20% share, after which distributions shall be made 80/20 in accordance with Section 6.10(d). Platform Co shall have the right to review and object to accounting policy changes, cost allocations, affiliate charges, or other actions that could reduce such participation. Platform Co’s Carried Participation as described in this Section 7.03(f) is the same economic interest reflected in the distribution waterfall in Section 6.10 and constitutes Platform Co’s “Profits Interest” in the Company, intended to qualify as a “profits interest” within the meaning of Rev. Proc. 93-27 and Rev. Proc. 2001-43.

(g) Monthly Project Development Fees. Upon execution of this Agreement, the ZONE Member shall pay Platform Co $75,000 per month, payable monthly in advance from July 1, 2026 through July 1, 2027, in Cue Managed Cloud Development fees for Platform Co’s continued efforts toward Partnership Projects, so long as Platform Co continues to use its technology platform to make good faith efforts to develop the Partnership Projects. The applicable Partnership Project SPV shall be charged market-rate data center site sourcing and brokerage service fees (the “DC Site Fees”) for Cue site sourcing services provided in respect of such Partnership Project on a project-by-project basis. The DC Site Fees are embedded within, and do not increase, the per-month aggregate Monthly Project Development Fees payable by the ZONE Member under this Section 7.03(g).The ZONE Member shall pay Platform Co a non-refundable prepayment equal to the Monthly Project Development Fees for the first six (6) months of the term ($450,000 in total), which prepayment shall be credited against the Monthly Project Development Fees as they come due. Following execution and effectiveness of an approved 200 MW baseline compute lease, the ZONE Member shall pay Platform Co a non-refundable prepayment equal to the Monthly Project Development Fees for an additional four (4) months of the term ($300,000 in total), which prepayment shall be credited against the subsequent Monthly Project Development Fees as they come due. No more than two (2) Partnership Projects at any time shall be covered unless the parties, within ten (10) days after agreeing to proceed with any additional project, negotiate in good faith and agree in writing on an appropriate increase to the Cue Managed Cloud Development fees. If, during the term of the Monthly Project Development Fees, the ZONE Member consummates a merger, consolidation, sale of substantially all of its assets, or similar change-of-control transaction, the ZONE Member shall cause the surviving or acquiring entity (or an Affiliate reasonably acceptable to Platform Co) to assume in writing, or unconditionally guarantee, the ZONE Member’s payment obligations with respect to the Monthly Project Development Fees and related reimbursable expenses. If any Monthly Project Development Fee or reimbursable expense is not paid in full within ten (10) Business Days after written notice of non-payment from Platform Co, then ZONE shall promptly pay all such amounts together with interest at 4.5% per annum (the “Default Rate”) from the date due until paid in full. The ZONE Member shall have the right to terminate such monthly payments only upon Platform Co’s uncured material breach of expressly defined obligations, following at least ten (10) Business Days’ prior written notice and opportunity to cure. All accrued fees and approved third-party out-of-pocket costs shall remain payable in all events.

(h) MPA Fees. The parties shall negotiate in good faith and enter into a separate Master Platform Agreement concurrently with this Agreement covering certain Cue Managed Cloud co-development services for the Partnership Projects to be performed by Platform Co’s platform or an Affiliate of Platform Co (the “Master Platform Agreement” or “MPA”). Fees payable under the Master Platform Agreement shall be equal to one percent (1%) of EBITDA generated by the applicable Partnership Project(s); provided, however, that (a) in no event shall the aggregate annual fees payable under the Master Platform Agreement exceed $10,000,000 in any calendar year (the “MPA Fee Cap”), and (b) no fees shall be payable under the Master Platform Agreement unless and until the applicable Partnership Project is generating EBITDA equivalent to at least $1,250,000 per MW of capacity (the “EBITDA Performance Threshold”). If the EBITDA Performance Threshold has not been achieved with respect to a Partnership Project in a given calendar year, no MPA fees shall accrue or be payable with respect to such Partnership Project for such period.

(i) Pre-Closing Expense Reimbursement. The Company shall reimburse Platform Co for documented, reasonable out-of-pocket expenses incurred by Platform Co between May 7, 2026 and the Effective Date up to a maximum aggregate amount of $60,000 (the “Pre-Closing Expense Cap”), payment of which shall be contingent upon the occurrence of the Effective Date and delivery of reasonable supporting documentation. Platform Co shall deliver to the ZONE Member, no later than ten (10) Business Days following the Effective Date, an itemized statement of all pre-closing expenses sought to be reimbursed together with copies of invoices for all individual expenses exceeding $10,000.

(j) Ongoing Third-Party Expense Reimbursement. In addition to the Monthly Project Development Fees, the ZONE Member shall reimburse Platform Co for all approved third-party diligence, legal, technical, permitting, county, utility, land, and advisory expenses incurred by Platform Co in connection with the Partnership Projects, subject to Platform Co providing reasonable supporting documentation.

(k) Baseline Delivery Standard. “Baseline Delivery Standard” means that, on or before December 15, 2029: (i) the initial 200 MW baseline compute lease is fully delivered, accepted, operational, and available for sustained production use; (ii) the initial 200 MW compute tenant/customer deployment is fully live and running under such lease; (iii) the baseline rental/lease arrangement has commenced, with baseline contractual rent being billed and payable in the ordinary course; and (iv) the facility, infrastructure, utilities, and all other components necessary to support the initial 200 MW leased compute deployment are installed, commissioned, tested, and in service, subject only to customary punch-list items that do not materially impair operations, revenue commencement, or use of the initial 200 MW. For the avoidance of doubt, failure to satisfy the Baseline Delivery Standard due primarily to financing failure, capital-market disruption, utility delay, governmental delay, tenant delay, force majeure, ZONE-caused delay, or matters outside Platform Co’s reasonable control shall not give rise to forfeiture or clawback against Platform Co.

(l) Forfeiture and Clawback Mechanics. If the Baseline Delivery Standard is not achieved by December 15, 2029, the Equity Consideration shall be subject to mutually agreed scaled forfeiture, clawback, cancellation, repurchase, reduction, or non-earning mechanics tied to the level of completion, limited to objectively measurable Platform Co deliverables expressly within Platform Co’s control, actual live lease-up, rent commencement, and budget compliance achieved as of such date, with the precise scaling formula to be set forth in definitive documentation. The parties intend that such scaled forfeiture framework expressly measures achievement against the initial 200 MW live lease-up condition, commencement of baseline rent, and compliance with the applicable project-level budget. No reference in this Agreement to forfeiture or clawback shall be interpreted as requiring an all-or-nothing result unless expressly agreed in writing by the ZONE Member. No forfeiture, clawback, cancellation, repurchase, reduction, or non-earning mechanic shall apply to the extent failure to achieve the Baseline Delivery Standard results from ZONE’s failure to fund, financing failure, customer non-performance, utility delay, landowner delay, governmental delay, force majeure, or any other circumstance outside Platform Co’s reasonable control.

(m) ZONE Funding Obligations. The ZONE Member acknowledges its funding obligations under Section 4.01 and Section 4.02, including its affirmative obligation to deliver a Funding Default Notice pursuant to Section 4.02(b)(i). If the ZONE Member fails to fund a Capital Contribution when due under Section 4.01 or Section 4.02, the notice and cure provisions of Section 4.02(b), the Replacement Financing provisions of Section 4.02(c), and the remedies set forth in Section 4.03 shall apply. If such failure to fund remains uncured for six (6) months after written notice from Platform Co specifying the amount and nature of the funding shortfall (the “Tolling Cure Period”), such failure shall constitute a material breach by the ZONE Member. During the Tolling Cure Period and for so long thereafter as such failure remains uncured, any vesting conditions, forfeiture or clawback triggers, default standards, budget compliance standards, removal rights, and Platform Co performance standards shall be tolled, suspended, and equitably adjusted to the extent such obligations depend on, or are materially affected by, funding, approvals, information, or cooperation from the ZONE Member or the Company. For the avoidance of doubt: (x) the existing forfeiture and clawback carve-outs set forth in Section 7.03(k) and Section 7.03(l) shall continue to apply as currently drafted; (y) any tolling pursuant to this Section 7.03(m) shall apply to budget compliance standards, the Standard of Care, and the ZONE Member’s right to remove Platform Co as Manager under Section 7.01(g) only to the extent that Platform Co’s ability to comply with such standards or avoid removal is materially impacted by funding failure, capital-market disruption, utility delay, governmental delay, tenant delay, Force Majeure, or other matters outside Platform Co’s reasonable control; and (z) no tolling shall excuse cost overruns, overspending, or failure to meet budget targets that are within Platform Co’s control.

(n) No Other Fees or Compensation. Any Affiliate Agreement must be approved in writing by the ZONE Member. No fees or compensation will be paid by the Company or any Subsidiary to any Member or any of its Affiliates, unless the same has been approved in writing by the ZONE Member, except as expressly set forth in this Section 7.03.

7.04 Duties and Conflicts.

(a) The Manager shall devote such time to the business of the Company as reasonably necessary to fulfill its duties and responsibilities hereunder, including the Standard of Care. Except as otherwise provided in this Agreement or as otherwise approved in writing by the ZONE Member, neither any of the Members nor the Manager or any member, partner, shareholder, officer, director, employee, agent or representative of any Member or the Manager shall receive any salary or other remuneration for its services rendered pursuant to this Agreement.

(b) Except as otherwise provided in Article 7 hereof, each of the Members recognizes that the other Member and its members, partners, shareholders, officers, directors, employees, agents, representatives and Affiliates, has or may in the future have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Company or Subsidiary, and that the other Member and its members, partners, shareholders, officers, directors, employees, agents, representatives and Affiliates, are entitled to carry on such other business interests, activities and investments. Each of the Members may engage in or possess an interest in any other business or venture of any kind, independently or with others, including, without limitation, owning, financing, acquiring, leasing, promoting, developing, improving, operating, managing and servicing real property on its own behalf or on behalf of other entities with which any of the Members is affiliated or otherwise, and each of the Members may engage in any such activities, whether or not competitive with the Company or Subsidiary, without any obligation to offer any interest in such activities to the Company or Subsidiary or other Member, in each case, except as otherwise provided in Article 7 hereof. Neither the Company or Subsidiary nor the other Member shall have any right, by virtue of this Agreement, in or to such activities, or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Company or Subsidiary, shall not be deemed wrongful or improper except to the extent the same violates Article 7 hereof.

(c) The provisions of this Section 7.04 are subject to the restrictions set forth in the definition of Change in Control set forth in Section 1.01 hereof.

7.05 Company Expenses. Except as otherwise provided in this Agreement, and except for any costs to be borne by any third-party under any agreement with the Company, the Company shall be responsible for paying, and shall pay, all direct costs and expenses related to the formation and the business of the Company and of acquiring, holding, owning, and selling its interest in the Property, all fees payable under Section 7.03, costs of financing, all legal or attorneys’ fees or consultant fees incurred by the ZONE Member enforcing the terms of this Agreement after the date hereof, fees and disbursements of attorneys, financial advisors, accountants, appraisers, brokers and engineers, and all other fees, costs and expenses directly attributable to the formation and the business and operations of the Company (excluding, for avoidance of doubt, the costs of preparing, reviewing, negotiating and executing this Agreement, which shall be paid as provided in Section 7.03(i) hereof or otherwise by the Members paid outside of this Agreement), all as set forth in the Operating Budget or otherwise approved by the ZONE Member. If any such costs and expenses are or have been paid by any Member, such Member shall be entitled to be reimbursed for such payment so long as such payment is reasonably necessary for the Company’s business or operations and expressly authorized in this Agreement. In no event shall the Company have any obligation to pay or reimburse any Member for (a) any direct or indirect general Overhead expense of such Member, or (b) the costs and expenses relating to any employees, staff or other personnel necessary to conduct the day-to-day operations of the Company or to provide the financial reporting of the Company or Subsidiary (other than those required by the express terms of this Agreement, or any other agreement, to be provided by third parties, including year-end audited financial statements and tax returns and reports prepared by third parties) or to oversee the operations of the Property.

7.06 Response Periods; Deemed Approval. Unless otherwise expressly set forth in this Agreement, in the event that any required approval or consent of the ZONE Member is requested by Platform Co, if the ZONE Member does not provide written notice of its approval or refusal to consent within fifteen (15) Business Days after receipt of such request, Platform Co shall deliver a second written notice to the ZONE Member (a “Follow-Up Consent Request”), which Follow-Up Consent Request shall reference the original request and state conspicuously that failure to respond within five (5) Business Days will constitute deemed approval. If the ZONE Member does not provide written notice of its approval or refusal to consent within five (5) Business Days after receipt of the Follow-Up Consent Request, the ZONE Member shall be deemed to have approved such request; provided, however, that this Section 7.06 shall not apply to (A) any request involving the expenditure of funds in excess of $5,000,000, (B) any proposed financing, refinancing, or modification of any Financing Document, (C) any sale, transfer, or disposition of the Property or any material asset of the Company, (D) any admission of a new Member, (E) any action that would materially and adversely affect Platform Co’s Carried Participation, Equity Consideration, Profits Interest, or other economic entitlements under this Agreement, (F) any amendment to or waiver of the IP License or any use of Cue or Platform Co IP outside the scope expressly authorized herein, (G) any amendment to or waiver of the Master Platform Agreement or the MPA fee structure, (H) any action affecting Platform Co’s removal, Cause Event, or buy-out rights under Section 7.01(g), Section 7.01(h), or Section 7.01(i), or (I) any amendment or waiver of this Agreement or any Transaction Document that would diminish any of the foregoing rights, which matters shall require express written approval regardless of any failure to respond.

8. [RESERVED]

9. INTELLECTUAL PROPERTY

9.01 Platform Co IP Ownership. Notwithstanding anything to the contrary in this Agreement, Platform Co shall retain all right, title, and interest in and to Cue (including all software, models, algorithms, workflows) and all related intellectual property, know-how, patents, patent applications, and any improvements or enhancements thereto, including any model training, tuning, or optimization arising from use of Cue (collectively, “Platform Co IP”). No provision of this Agreement shall be construed to transfer, assign, or convey to the Company, the ZONE Member, or any Subsidiary any ownership interest in the Platform Co IP.

9.02 License to Project Entities. Subject to the terms of this Agreement and payment of applicable consideration, Platform Co hereby grants (and shall cause its applicable Affiliates to grant) to the Company and the applicable project entities a non-exclusive, non-sublicensable, royalty-free license, limited to internal use for the development, construction, financing, leasing, and operation of the Partnership Projects, to use Cue and related documentation (the “IP License”). This license shall be limited to the Partnership Projects (and not any other projects or businesses) and shall continue for the term of the applicable Partnership Projects, including following any buyout of Platform Co’s Carried Participation or termination of other commercial arrangements, so long as ZONE remains in compliance with this Agreement.

9.03 Project Data Ownership. As between the parties, the ZONE Member (or the applicable project entities) shall own all project-specific data and outputs generated through use of Cue for the Partnership Projects. The ZONE Member hereby grants Platform Co a limited, non-exclusive, royalty-free license to use project data solely to provide Cue and related services, operate and support the Partnership Projects, and improve Cue and its models, subject to the confidentiality obligations set forth in Section 15.17.

9.04 Project-Specific IP. Any intellectual property, inventions, improvements, works of authorship, or other innovations developed by or on behalf of the Company or any Subsidiary specifically and exclusively for the Property during the term of this Agreement (“Project IP”) shall be owned by the Company; provided, however, that Project IP shall not include any modifications, enhancements, or derivative works to or of the Platform Co IP, which shall remain the sole property of Platform Co.

9.05 Buyout Right. Commencing on January 1, 2035, the ZONE Member shall have an annual right, but not the obligation, to purchase all of Platform Co’s Carried Participation at Fair Market Value, determined in accordance with definitive documentation based on projected future distributions and market-standard valuation methodologies, including independent third-party appraisal procedures in the event of a dispute. Such buyout right shall be exercisable only if no payment default or reporting dispute then exists between the parties. The specific terms and procedures for the exercise of such buyout right shall be set forth in the definitive documentation.

9.06 Anti-Circumvention. The ZONE Member shall not, and shall cause its Affiliates not to, take any action or enter into any arrangement the purpose or reasonably foreseeable effect of which is to avoid, reduce, defer, recharacterize, or divert any amounts payable to Platform Co under this Agreement, including through Affiliate fees, related-party charges, overhead allocations, management or consulting fees, licensing or monitoring fees, restructurings, continuation or parent-level vehicles, or routing value to Affiliates or other Persons instead of the ZONE Member or the applicable project entity.

9.07 Audit Rights. Platform Co shall have customary audit and inspection rights, at its expense and with prior reasonable notice to the ZONE Member, with respect to project-level and directly-related ZONE books and records reasonably necessary to verify the calculation of Promote Economics, EBITDA, and amounts payable to Platform Co. If a material discrepancy is found, the expense of such audit shall be shifted to the ZONE Member.

9.08 Successor Protection. Platform Co’s Equity Consideration and Carried Participation shall convert into equivalent economic rights in any successor entity on a no-worse-than basis. Platform Co shall have consent rights over any restructuring of the Company or any Subsidiary that would materially change the form or value of such economic rights; provided, however, that this Section 9.08 shall not apply to, and Platform Co shall have no consent right over, any sale, merger, consolidation, change of control, or similar transaction involving CleanCore Solutions, Inc. or any direct or indirect parent entity of the ZONE Member, so long as the surviving or acquiring entity (or an Affiliate thereof) assumes or otherwise preserves Platform Co’s Equity Consideration and Carried Participation on a no-worse-than basis. For the avoidance of doubt, Platform Co’s consent rights under this Section 9.08 are limited to restructurings at the Company or Subsidiary level and do not extend to parent-level corporate transactions that preserve Platform Co’s economic rights.

9.09 Ancillary Document Covenant. The ZONE Member covenants and agrees that no amendment, waiver, side letter, financing document, affiliate arrangement, project-sale document, equity issuance document, Master Platform Agreement amendment, IP License amendment, Operating Budget amendment, or other ancillary document or agreement entered into by or on behalf of the Company, the ZONE Member, or any of their respective Affiliates shall contravene, diminish, or indirectly impair the express protections afforded to Platform Co under this Agreement, including Platform Co’s Carried Participation, Equity Consideration, Profits Interest, IP License, consent rights, anti-circumvention protections, successor protections, tax protections, and liability limitations set forth herein. For the avoidance of doubt, (i) this covenant is intended to operate as an anti-impairment rule with respect to Platform Co’s economics, Cue rights, tax protections, consent rights and liability limitations, but does not create a blanket anti-impairment rule across all transaction documents or a deemed-consent or auto-approval mechanism, (ii) the existing anti-circumvention provision in Section 9.06, the successor protection in Section 9.08, and Platform Co’s consent rights as otherwise set forth in this Agreement shall continue to apply as currently drafted, and (iii) any amendment or waiver of this Agreement shall be subject to Section 15.13 and any express consent requirements contained herein.

10. PUBLIC COMPANY; CONSOLIDATION

10.01 ZONE Public Company Status. The Members acknowledge that the ZONE Member is a Nevada corporation whose common stock is publicly traded and which is subject to reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the filing of periodic reports with the Securities and Exchange Commission (the “SEC”). Nothing in this Agreement shall restrict or impair the ZONE Member’s ability to comply with its obligations under the Exchange Act, SEC regulations, stock exchange rules, or other applicable securities laws.

10.02 Consolidation Rights. The Members acknowledge and agree that the governance, voting rights, and equity structure of the Company shall be structured and maintained to support the ZONE Member’s ability to consolidate the Company’s financial results and recognize revenue generated by the Company in accordance with applicable accounting rules (including ASC 810 or any successor standard) and the ZONE Member’s auditor review. The Members shall cooperate in good faith to maintain such governance and structural arrangements as are necessary to preserve the ZONE Member’s consolidation treatment; provided, that no such arrangement shall materially impair Platform Co’s economic rights, governance protections, or Carried Participation as set forth in this Agreement or the LOI.

10.03 Disclosure and Reporting Cooperation. Platform Co shall cooperate with the ZONE Member in connection with the ZONE Member’s public reporting and disclosure obligations, including: (a) providing financial statements, operating data, and other information relating to the Company and the Property in such form and within such timeframes as may be required for the ZONE Member to comply with its SEC reporting obligations; (b) making available appropriate personnel of Platform Co and its Affiliates to participate in the ZONE Member’s audit and review processes; (c) consenting to the inclusion of Company financial information in the ZONE Member’s public filings to the extent required by applicable law or SEC regulations; and (d) promptly notifying the ZONE Member of any event or circumstance that could reasonably be expected to require disclosure by the ZONE Member under applicable securities laws. Notwithstanding the foregoing, the ZONE Member shall not disclose the identities, backgrounds, or specific involvement of Platform Co’s management team without Platform Co’s prior written consent, except where such disclosure is required by law, SEC regulations, or legal process. In the event such disclosure is legally mandated, the ZONE Member shall provide Platform Co with reasonable advance notice (to the extent practicable given applicable filing deadlines) to allow for the review and redaction of sensitive personal information where permissible. Nothing in this Section 10.03 shall restrict or impair the ZONE Member’s ability to comply with its obligations under the Exchange Act, SEC regulations, stock exchange rules, or other applicable securities laws.

10.04 Public Disclosure by the ZONE Member. The ZONE Member shall provide Platform Co with a reasonable opportunity to review and provide comments and suggestions on any press release, investor presentation, website posting, social-media statement, Current Report on Form 8-K, or other public disclosure regarding the existence or terms of this Agreement, the Company, the Partnership Projects, or the parties’ discussions (each, a “Public Disclosure”), and the ZONE Member shall consider such comments and suggestions in good faith prior to publication. With respect to any Public Disclosure that is required by applicable law, regulation, or stock exchange rule, the ZONE Member shall, to the extent practicable given timing constraints, provide Platform Co with reasonable advance notice and a copy of the proposed disclosure, and Platform Co shall have a reasonable opportunity (taking into account applicable filing deadlines) to review and provide comments and suggestions thereon. The ZONE Member shall consider Platform Co’s comments and suggestions in good faith prior to making any such required disclosure. In the event that time constraints do not permit prior review, the ZONE Member shall provide Platform Co with immediate notice of such disclosure and shall consult with Platform Co in good faith regarding timing, scope, and content before making the disclosure. For the avoidance of doubt, Platform Co’s review and comment rights under this Section 10.04 shall apply equally regardless of whether the Public Disclosure is voluntary or required by applicable law, regulation, or stock exchange rule. Nothing in this Section 10.04 shall restrict or impair the ZONE Member’s ability to comply with its obligations under the Exchange Act, SEC regulations, stock exchange rules, or other applicable securities laws. Such disclosures shall not constitute a violation of the confidentiality provisions of Section 15.17.

10.05 ZONE Information Covenant. The ZONE Member shall provide Platform Co, upon reasonable request and no less frequently than quarterly, reasonable information regarding ZONE’s corporate structure, capitalization, financing capacity, and any pending mergers, consolidations, or similar transactions that could reasonably affect ZONE’s ability to perform its obligations hereunder.

11. BOOKS AND RECORDS

11.01 Books and Records. The Manager shall maintain, or cause to be maintained, at the expense of the Company, in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books and accounts (which records, books and accounts shall be and remain the property of the Company) showing the assets and liabilities, operations, transactions and financial condition of the Company and the Property on an accrual basis and a federal income tax basis. Depreciation and amortization shall be recorded on a federal income tax basis each and every financial transaction with respect to the operations of the Company and the ownership and operation of the Property. Bills, receipts and vouchers shall be maintained on file by the Manager. The Manager shall maintain said books and accounts in a safe manner and separate from any records not having to do directly with the Company. The Manager shall cause audits to be performed and audited statements and income tax returns to be prepared as required by Section 11.03 hereof. Such books and records of account shall be prepared and maintained by the Manager at the principal place of business of the Company or such other place or places as may from time-to-time be determined by the Manager and approved by the ZONE Member. Each Member or its duly authorized representative shall have the right to inspect, examine and copy such books and records of account at the Company’s office upon reasonable advance notice and during reasonable business hours.

11.02 Accounting and Fiscal Year. The books of the Company shall be kept on an accrual basis and a federal income tax basis. The Manager in consultation with the Tax Representative shall determine the accounting method and fiscal year used by the Company. The taxable year of the Company shall end on December 31st of each year, unless a different taxable year shall be required by the Code.

11.03 Reports. The Manager shall prepare or cause to be prepared at the Company’s expense the financial reports, studies, operating statements, budgets and other information and materials that would be reasonably required to be prepared and delivered to any lender under any documents evidencing or securing any loan made to the Company. In any event, the Manager shall prepare or cause to be prepared at the expense of the Company and furnish to each of the Members: (i) within one hundred twenty (120) calendar days after the end of each fiscal year, a copy of the annual audited financial statements of the Company; (ii) within forty-five (45) calendar days after the close of each fiscal quarter of the Company (other than the last fiscal quarter in any fiscal year), (w) an unaudited quarterly net cash flow statement setting forth the calculation of net cash flow and all disbursements of cash from the Company and its Subsidiaries, (x) an unaudited statement of continuing operations for the Company and its Subsidiaries, including a balance sheet as of the end of the quarter and profit and loss statement for the quarter, (y) an unaudited revised projection of income and expenses of the Company for the remainder of the current fiscal year, and (z) in the event a Capital Event has occurred, an unaudited statement of the net proceeds from such Capital Event; (iii) within twenty (20) calendar days after the close of each month, an unaudited statement of income and expense and (iv) any other reports reasonably requested by the ZONE Member. In addition, no later than one hundred five (105) days after the end of each fiscal year, and at the expense of the Company, the Manager will cause the company accountant to prepare and deliver to each Member a report setting forth in sufficient detail all such information and data with respect to business transactions effected by or involving the Company during such fiscal year as will enable the Company and each Member to timely prepare its federal, state and local income tax returns in accordance with the laws, rules and regulations then prevailing. The Manager will also cause the Company accountant to prepare federal, state and local tax returns required of the Company or a Subsidiary, submit those returns to the ZONE Member for its approval as early as practicable but in no event later than one hundred five (105) calendar days following the end of the preceding fiscal year and will file the tax returns after they have been approved by the ZONE Member. If the ZONE Member shall not in good faith be able to approve any such tax return prior to the date required for the filing thereof, the Manager will timely obtain an extension of such date if such extension is available under applicable law.

(a) The Manager shall work in good faith together with the ZONE Member’s accountant to electronically transfer the Company’s financial data to the ZONE Member’s general ledger.

(b) Within ninety (90) days of the end of each fiscal year, the Manager shall cause the Company to prepare and transmit, as promptly as practicable, a federal income tax Schedule K-1 for each Member and a report setting forth in sufficient detail such transactions effected by the Company during such fiscal year as shall enable each Member to prepare its U.S. federal and state income tax returns, if any.

11.04 Bank Accounts. The ZONE Member and the Manager shall be authorized signatories with respect to the Company or a Subsidiary’s bank accounts. Upon receiving the written consent of the ZONE Member, the Manager shall open and maintain a bank account or accounts for the Company in a bank or savings and loan association which is acceptable to the ZONE Member, the deposits of which are insured, up to the applicable limits, by an agency of the United States government, in which shall be deposited all funds of the Company. As determined by the ZONE Member, the Manager shall open and maintain a separate or subsidiary bank account or accounts for each Subsidiary in a bank or savings and loan association which is acceptable to the ZONE Member, the deposits of which are insured, up to the applicable limits, by an agency of the United States government, in which shall be deposited all funds of such Subsidiary. Any bank accounts opened with any commercial lender having a security interest in the Property shall be an approved bank. Withdrawals from the bank account or accounts of the Company and each Subsidiary shall be made upon the signatures of such Persons as the ZONE Member shall designate or approve; provided, that the ZONE Member shall have the right to remove the Manager’s signatories from such account upon its written instruction in connection with removal of Manager under this Agreement.

11.05 Operating Budget. The Members shall negotiate in good faith to finalize and approve the initial Operating Budget as soon as reasonably practicable following the Effective Date; provided, however, that no Additional Capital Contribution (other than the Initial Capital Contribution) shall be due from the ZONE Member until the initial Operating Budget has been agreed upon and approved by both Members. Until the initial Operating Budget is approved, the Manager shall be authorized to incur only Necessary Expenses and other expenses expressly approved in writing by the ZONE Member.

11.06 The Annual Operating Budget. Not later than sixty (60) days prior to the commencement of each fiscal year, the Manager shall submit to ZONE Member a proposed budget and business plan for the Company for the ensuing fiscal year. The ZONE Member shall endeavor within thirty (30) days from the receipt of the proposed annual budget and business plan to deliver to the Company a written acceptance or a written rejection (in reasonable detail indicating recommended changes, in the case of a rejection) of the proposed annual budget and business plan. The failure of the ZONE Member to deliver an acceptance or a rejection within that thirty (30)-day period shall be finally and conclusively deemed to be a rejection of that annual budget and business plan. If any proposed annual budget and business plan is not approved as aforesaid, the Company shall conduct its business and shall cause its Subsidiaries to conduct their respective businesses and operate the Property pursuant to the proposed annual budget and business plan for such fiscal year with respect to those portions thereof approved by the ZONE Member, and with respect to those portions thereof not approved by the ZONE Member, in accordance with the prior fiscal year’s approved Operating Budget; provided, that, such prior fiscal year’s approved Operating Budget shall be adjusted (i) to provide for required increases or decreases solely with respect to Necessary Expenses and (ii) to remove any line items relating to one-time, non-recurring or extraordinary expenses included in the Operating Budget for the prior fiscal year which are paid for in the prior fiscal year. Subject to the immediately preceding sentence, no amendments to any Operating Budget shall be made without the prior approval of the ZONE Member and the Manager.

12. TRANSFER OF INTERESTS

12.01 No Transfer.

(a) Except as expressly permitted or contemplated by this Agreement, no Member or Manager may, directly or indirectly, sell, assign, give, hypothecate, pledge, encumber or otherwise transfer (“Transfer”) all or any portion (legal or beneficial) of its Interest or rights and obligations as Manager without the prior written consent of the Members (which shall not be unreasonably withheld or delayed). For the purposes of this Article 12, sales, assignments, hypothecations, pledges, encumbrances or other transfers of direct or indirect ownership interests in a Member or Manager will be deemed to be Transfers of such Member’s Interest or rights and obligations as Manager.

(b) Any Transfer in contravention of this Article 12 shall be null and void. No Member or Manager, without the prior written consent of the other Member, may resign from the Company, except as a result of such Member’s or Manager’s involuntary dissolution or final adjudication as bankrupt or in connection with a permitted Transfer.

12.02 Permitted Transfers. Notwithstanding the provisions of Section 12.01, the following Transfers shall be permitted:

(a) Subject to the provisions of Section 12.05, the ZONE Member may Transfer all or any part of its Interest or cause or permit a Transfer of all or any portion of the direct or indirect actual or beneficial interests in such ZONE Member to (i) any Affiliate of the ZONE Member, (ii) any Person who purchases all or substantially all of the assets or business of the ZONE Member, and/or (iii) with respect to any Transfer of a direct or indirect interest in the ZONE Member, to any other Person; provided, that, following any such Transfer under this clause (iii), CleanCore Solutions, Inc. continues to control the ZONE Member or own, directly or indirectly, more than 50% of the interests in the ZONE Member. In addition, Transfers of direct or indirect ownership interests in CleanCore Solutions, Inc. (including through public market transactions) shall be permitted. Any such transferee of a direct Interest shall agree to be bound by all the terms, conditions and provisions of this Agreement (including the provisions of this Article 12) and any such permitted transferee shall be admitted to the Company as a member and shall have all rights of the transferring ZONE Member.

(b) Subject to the provisions of Section 12.05 hereof, upon written notice to, but without the consent of, the ZONE Member, (i) each of the members of Platform Co shall have the right, from time to time, to sell or assign their direct or indirect interest in Platform Co or Transfer all or any portion of their direct or indirect equity interest in Platform Co in whole or in part to spouses, children or parents, or trusts or other entities established for the benefit of themselves or such respective family members for estate planning purposes; (ii)  Platform Co shall have the right to Transfer all or a part of its Interest in the Company to Affiliates of Platform Co that are wholly-owned by Platform Co; and (iii) individuals having a direct or indirect interest in Platform Co shall have the right to Transfer those interests to employees of Affiliates of Platform Co, so long as, in each case described above in clauses (i), (ii), and (iii), there is no Change in Control (provided, however, that there shall be no Transfers to (A) a competitor of the ZONE Member as reasonably determined by the ZONE Member, (B) an Embargoed Person, or (C) any Person holding Plan Assets).

(c) Any permitted Transfer pursuant to subsection (a) or subsection (b) above shall not relieve the transferor of any of its obligations which first arose under this Agreement prior to such Transfer. Subject to Section 12.03 and Section 12.04, any transferee of an Interest pursuant to this Section 12.02 shall become a substitute Member of the Company and each Member together with its permitted transferee(s) shall be treated as one Member for all purposes of defining the rights of each of the “ZONE Member” and “Platform Co” under the terms of this Agreement. The provisions of this Section 12.02 will not apply to or be deemed to authorize or permit any collateral transfer of, or grant of a security interest in, a Member’s or Manager’s interest in the Company, or in any Company property (which transfer or grant shall be subject to the other provisions of this Agreement).

12.03 Transferees. Notwithstanding anything to the contrary contained in this Agreement, no Transfer of all or any part of any Interest shall be made (a) except in compliance with all applicable securities laws, (b) if such Transfer would violate any Financing Document, loan commitment or agreement or any mortgage, deed of trust or other security instrument encumbering all or any portion of the Property or any other asset of the Company, (c) if such Transfer would be Transferred to a Person who is the subject of any pending Financial Event, or to a Person who is a minor or who otherwise lacks legal capacity, (d) if such Transfer would affect the status of the Company as a “partnership” for federal or state income purposes, (e) if such Transfer would cause the Company to be treated as a “publicly traded partnership” taxable as a corporation pursuant to Section 7704 (or any successor provision) of the Code, or (f) if such Transfer would cause the Company to be treated as holding Plan Assets. Further, no transferee of all or any portion of any Interest shall be admitted as a substitute Member, unless (i) such Interest is transferred in compliance with the applicable provisions of this Agreement, (ii) such transferee shall have furnished evidence of satisfaction of the requirements of Section 12.02 hereof, reasonably satisfactory to the remaining Member(s), and (iii) such transferee shall have executed and delivered to the Company such instruments as the remaining Member(s) reasonably deem necessary or desirable to effectuate the admission of such transferee as a Member and to confirm the agreement of such transferee to be bound by all the terms, conditions and provisions of this Agreement with respect to such Interest. At the request of any remaining Member, each such transferee shall also cause to be delivered to the Company at the transferee’s sole cost and expense, a favorable opinion of legal counsel reasonably acceptable to the remaining Members, to the effect that (A) such transferee has the legal right, power and capacity to own the Interest proposed to be transferred, (B) such Transfer does not violate any provision of any Financing Document, loan commitment or agreement or any mortgage, deed of trust or other security instrument encumbering all or any portion of the Property or any other asset of the Company, (C) intentionally omitted, and (D) such Transfer does not violate any federal or state securities laws and will not cause the Company to become subject to the Investment Company Act of 1940, as amended. As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission. All reasonable costs and expenses incurred by the Company in connection with any Transfer of any Interest and, if applicable, the admission of any transferee as a Member shall be paid by such transferee. Notwithstanding anything to the contrary contained in this Agreement, each Member and each transferee of all or any part of a Company interest shall at all times be an entity organized under the laws of the United States of America.

12.04 Admission of Additional Members.

(a) Except for transfers permitted under Section 12.02, no person may be admitted as an additional Member of the Company without the unanimous consent of the Members.

(b) Any additional or substitute Member admitted to the Company shall execute and deliver documentation in form satisfactory to the ZONE Member and Platform Co accepting and agreeing to be bound by this Agreement, and such other documentation as the ZONE Member and Platform Co shall reasonably require in order to effect such Person’s admission as an additional Member. The admission of any Person as an additional Member shall become effective on the date upon which the name of such Person is recorded on the books and records of the Company following the consent of the ZONE Member and Platform Co to such admission.

12.05 Override on Permitted Transfers.

(a) It is expressly understood and agreed that any Transfer permitted pursuant to this Article 12 shall in all instances be prohibited (and, if consummated, shall be void ab initio) if such Transfer does not comply with all applicable laws, rules and regulations and other requirements of governmental authorities, including, without limitation, Executive Order 13224 (September 23, 2001), the rules and regulations of the Office of Foreign Assets Control, Department of Treasury, and any enabling legislation or other Executive Orders in respect thereof.

(b) Each admitted Member shall be required to make the representations and warranties set forth in Section 15.01(a) of this Agreement to the other Member(s) and the Company as of the date of such Member’s admission into the Company. Each Member shall be deemed to make the representations and warranties set forth in Section 15.01(a) of this Agreement to the Members and the Company on behalf of any Person that acquires a beneficial ownership interest in such Member as of the date of such acquisition.

(c) If any Member shall fail to remain in compliance with Executive Order 13224 (September 23, 2001), the rules and regulations of the Office of Foreign Assets Control, Department of Treasury, and any enabling legislation or other Executive Orders in respect thereof, such failure shall constitute an Event of Default committed by such Member for purposes of this Agreement.

13. EXCULPATION AND INDEMNIFICATION

13.01 Exculpation. Notwithstanding any contrary provision of the Delaware Act or this Agreement, no Member (and no Manager, general or limited partner of any Member, shareholder, member or other holder of an equity interest in such Member or officer, director or employee of any of the foregoing or any of their Affiliates) (each, an “Exculpated Party”) shall be liable to the Company or to any other Member for monetary damages for any losses, claims, damages or liabilities arising from any act or omission performed or omitted by it arising out of or in connection with this Agreement or the Company’s business or affairs, except to the extent such loss, claim, damage or liability is incurred by the acts or omissions of such Exculpated Party that would not entitle such Exculpated Party to indemnification for any Indemnified Losses attributable to such acts or omissions pursuant to Section 13.02(a).

13.02 Indemnification.

(a) The Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless the Manager and each Member, and each general or limited partner of any Member, each shareholder, member or other holder of any equity interest in such Member or any officer, director or employee of any of the foregoing (each an “Indemnified Party”), against any losses, claims, damages or liabilities (“Indemnified Losses”) to which such Indemnified Party may become subject in connection with any matter arising out of or incidental to any act performed or omitted to be performed by any such Indemnified Party in connection with this Agreement or the Company’s business or affairs, excluding any action or omission constituting a breach of any fiduciary duties; provided, that such act or omission (i) was taken in good faith, was reasonably believed by the applicable Indemnified Party to be in the best interest of the Company and was within the scope of authority granted to such Member, Manager, or applicable Indemnified Party, and (ii) in the case of a Member, Manager, or applicable Indemnified Party, was not attributable in whole or in part to such Indemnified Party’s fraud, bad faith, willful misconduct, gross negligence, or material breach of this Agreement (and, additionally, as to Platform Co, the commission of a Bad Act). If an Indemnified Party becomes involved in any capacity in any action, proceeding or investigation in connection with any matter arising out of or in connection with this Agreement or the Company’s business or affairs, the Company shall reimburse such Indemnified Party for its reasonable legal and other reasonable out-of-pocket expenses (including the cost of any investigation and defense preparation) as they are incurred in connection therewith; provided, that such Indemnified Party shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall ultimately be determined that such Indemnified Party was not entitled to be indemnified by the Company in connection with such action, proceeding or investigation. If for any reason, other than the fraud, bad faith, gross negligence, willful misconduct or material breach of this Agreement by such Indemnified Party (and, additionally, as to Platform Co, the commission of a Bad Act), the foregoing indemnification is unavailable to such Indemnified Party, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and such Indemnified Party on the other hand or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations. Any indemnity under this Section 13.02(a) shall be paid solely out of and to the extent of Company assets and shall not be a personal obligation of any Member and in no event will any Member be required or permitted, without the consent of the other Member, to contribute additional capital under Article 4 to enable the Company to satisfy any obligation under this Section 13.02.

(b) Notwithstanding the provisions of Section 3.02(a) hereof, each Member shall indemnify and hold harmless the Company or a Subsidiary and the other Member from and against any and all claims, demands, liabilities, costs, damages, expenses and causes of action of any nature whatsoever arising out of or incidental to (i) any act performed by or on behalf of any Member which is not performed in good faith or is not reasonably believed by such Member to be in the best interests of the Company or Subsidiary and within the scope of authority conferred upon such Member under this Agreement, (ii) the fraud, bad faith, willful misconduct or gross negligence of such Member, (iii) any material breach of this Agreement by such Member (including a Bad Act with respect to Platform Co), or (iv) the breach by the Company or Subsidiary of any of its representations and warranties made under any purchase, loan or other agreement (including, without limitation, all Financing Documents) entered into in connection with the acquisition, capital improvement or sale of the Property, which breach was the result of information or matters knowingly falsely furnished by and relating to such Member.

(c) The provisions of this Section 13.02 shall survive for a period of two (2) years from the date of dissolution of the Company with respect to general representations and warranties, and for a period of six (6) years from the date of dissolution of the Company with respect to fundamental representations and warranties (being those set forth in Section 15.01(a)(i) through Section 15.01(a)(iv), Section 15.01(a)(viii), and Section 15.01(a)(ix)) (the applicable period, the “Survival Period”); provided, that if at the end of the applicable Survival Period there are any actions, proceedings or investigations then pending, an Indemnified Party may so notify the Company and the Members at such time (which notice shall include a brief description of each such action, proceeding or investigation and the liabilities asserted therein) and the provisions of this Section 13.02 shall survive with respect to each such action, proceeding or investigation set forth in such notice (or any related action, proceeding or investigation based upon the same or similar claim) until such date that such action, proceeding or investigation is finally resolved, and the obligations of the Company under this Section 13.02 shall be satisfied solely out of Company assets.

(d) Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Company or any Member under this Section 13.02 shall be in addition to any liability which the Company or such party may otherwise have and shall inure to the benefit of such indemnified Member, its Affiliates and their respective members, directors, officers, employees and agents and any successors, assigns, heirs and personal representatives of such Persons.

(e) Notwithstanding anything to the contrary in this Agreement, neither Manager nor any Member shall have any liability under this Agreement for any consequential, indirect, special, exemplary or punitive damages.

(f) Limitations on Indemnification. Notwithstanding anything to the contrary in this Section 13.02: (i) no indemnification claim may be brought by any Indemnified Party with respect to any individual Indemnified Loss (or series of related Indemnified Losses arising from the same set of facts) unless such Indemnified Loss exceeds $100,000 (the “De Minimis Threshold”), and any claim below the De Minimis Threshold shall be disregarded for all purposes; (ii) no indemnification shall be payable by any Member until the aggregate amount of all Indemnified Losses that exceed the De Minimis Threshold equals or exceeds $500,000 (the “Basket”), at which point the indemnifying party shall be liable for the full amount of all such Indemnified Losses from the first dollar (i.e., a tipping basket); (iii) the aggregate liability of any Member for Indemnified Losses under this Agreement shall not exceed (A) in the case of the ZONE Member, an amount equal to such Member’s aggregate Capital Contributions to the Company, and (B) in the case of Platform Co, an amount equal to the Agreed Asset Value of Platform Co’s contributed project-specific assets, lease rights, contracts, permits, intellectual property licenses, and other non-cash property and rights as set forth in the Platform Co Contribution Agreement (the “Liability Cap”); provided, however, that the De Minimis Threshold, Basket, and Liability Cap shall not apply to Indemnified Losses arising from fraud, willful misconduct, or intentional misrepresentation by the indemnifying party; and (iv) the representations and warranties set forth in Section 15.01(a) shall be qualified by (A) knowledge qualifiers (limited to the actual knowledge of the applicable Member’s officers and Key Principals after reasonable inquiry) and (B) materiality qualifiers, in each case as expressly set forth therein or as would be customary for transactions of this nature, except with respect to fundamental representations, which shall not be subject to materiality qualifiers for purposes of determining whether a breach has occurred.

13.03 Directors, Managers and Officers Insurance; Errors and Omissions Insurance. The Company shall obtain and maintain at all times during the term of this Agreement Errors and Omissions insurance and Directors, Managers and Officers Liability and Company Reimbursement insurance in amounts reasonably approved by the ZONE Member and Platform Co covering the Company’s directors, managers and officers.

14. DISSOLUTION AND TERMINATION

14.01 Dissolution.

(a) The Company shall be dissolved and its business wound up upon the earliest to occur of any of the following events:

(i) The sale, condemnation or other disposition of all the Property or the assets of the Company and the receipt of all consideration therefor;

(ii) The determination of the ZONE Member and Platform Co to dissolve the Company; or

(iii) The resignation, expulsion, bankruptcy or dissolution of the last remaining Member or the occurrence of any other event that terminates the continued membership of the last remaining Member in the Company.

(b) Without limiting, but subject to, the other provisions hereof, the assignment of all or any part of a Member’s Interest permitted hereunder and the admission of the new or substitute member to the Company will not result in the dissolution of the Company. Except as otherwise specifically provided in this Agreement, each Member agrees that, without the consent of the other Member, no Member may withdraw from or cause a voluntary dissolution of the Company. In the event any Member withdraws from or causes a voluntary dissolution of the Company in contravention of this Agreement, such withdrawal or the causing of a voluntary dissolution shall, without limitation, not affect such Member’s liability for obligations of the Company.

14.02 Termination. In all cases of dissolution of the Company, the business of the Company shall be wound up and the Company terminated as promptly as practicable thereafter, and each of the following shall be accomplished:

(a) the Liquidating Member shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to all of the Members;

(b) the Property and all other assets of the Company shall be liquidated by the Liquidating Member as promptly as possible, but in an orderly and businesslike and commercially reasonable manner and, to the extent applicable, subject to the provisions of a liquidating plan approved in writing by the ZONE Member and Platform Co. The Liquidating Member may distribute property, interests in Subsidiaries and other assets of the Company in kind, only with the written consent of the ZONE Member and Platform Co; and

(c) the proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

(i) To the payment of (A) the debts and liabilities of the Company (including any outstanding amounts due on any indebtedness encumbering the Property and the other assets of the Company, or any part thereof) and (B) the expenses of liquidation.

(ii) To the setting up of any reserves which the Liquidating Member and the ZONE Member and Platform Co shall determine to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company, or any Member arising out of or in connection with the Company. Such reserves may, in the discretion of the Liquidating Member, be paid over to a national bank or national title company selected by it and authorized to conduct business as an escrowee to be held by such bank or title company as escrowee for the purposes of disbursing such reserves to satisfy the liabilities and obligations described above, and at the expiration of such period as the Liquidating Member may reasonably deem advisable, distributing any remaining balance as provided in Section 14.02(c)(iii) hereof; provided, however, that, to the extent that it shall have been necessary, by reason of applicable law or regulation, to create any reserves prior to any and all distributions which would otherwise have been made under Section 14.02(c)(i) above and, by reason thereof, a distribution under Section 14.02(c)(i) has not been made, then any balance remaining shall first be distributed pursuant to Section 14.02(c)(i) above.

(iii) The balance, if any, to the Members in accordance with Section 6.10.

14.03 Liquidating Member. The Liquidating Member is hereby irrevocably appointed as the true and lawful attorney in the name, place and stead of each of the Members, such appointment being coupled with an interest, to make, execute, sign, acknowledge and file with respect to the Company all papers which shall be necessary or desirable to effect the dissolution and termination of the Company in accordance with the provisions of this Article 14. Notwithstanding the foregoing, each Member, upon the request of the Liquidating Member, shall promptly execute, acknowledge and deliver all such documents, certificates and other instruments as the Liquidating Member shall reasonably request to effectuate the proper dissolution and termination of the Company, including the winding up of the business of the Company.

15. MISCELLANEOUS

15.01 Covenants, Representations and Warranties of the Members.

(a) Each Member represents and warrants to the other Member as follows:

(i) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with all requisite power and authority to enter into this Agreement and to conduct the business of the Company;

(ii) this Agreement constitutes the legal, valid and binding obligation of the Member enforceable in accordance with its terms, subject to the application of principles of equity and laws governing insolvency and creditors’ rights generally;

(iii) to the Member’s knowledge, no consents or approvals (which have not been obtained) are required from any governmental authority or other Person for the Member to enter into this Agreement and be admitted to the Company. All limited liability company, corporate or partnership action on the part of the Member (and its direct or indirect equity owners) necessary for the authorization, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly taken;

(iv) the execution and delivery of this Agreement by the Member, and the consummation of the transactions contemplated hereby, do not in any material respect conflict with or contravene the provisions of its organic documents or any agreement or instrument by which it or its properties are bound or any law, rule, regulation, order or decree to which it or its properties are subject;

(v) each Member is acquiring its interest in the Company for investment, solely for its own account, with the intention of holding such interest for investment and not with a view to, or for resale in connection with, any distribution or public offering or resale of any portion of such interest within the meaning of the Securities Act of 1933, as amended from time to time (the “Securities Act”) or any other applicable federal or state securities law, rule or regulation (“Securities Laws”);

(vi) each Member acknowledges that it is aware that its interest in the Company has not been registered under the Securities Act or under any other Securities Law in reliance upon exemptions contained therein. Each Member understands and acknowledges that its representations and warranties contained herein are being relied upon by the Company, the other Member and the constituent owners of such other Member as the basis for exemption of the issuance of interest in the Company from registration requirements of the Securities Act and other Securities Laws. Each Member acknowledges that the Company will not and has no obligation to register any Interest in the Company under the Securities Act or other Securities Laws;

(vii) each Member acknowledges that prior to its execution of this Agreement, it received a copy of this Agreement and that it examined this document or caused this document to be examined by its representative or attorney. Each Member does hereby further acknowledge that it or its representative or attorney is familiar with this Agreement;

(viii) to the Member’s knowledge, the Member is in compliance in all material respects with Executive Order 13224 (September 23, 2001), the rules and regulations of the Office of Foreign Assets Control, Department of Treasury, and any enabling legislation or other Executive Orders in respect thereof;

(ix) at all times, including after giving effect to any Transfers permitted pursuant to this Agreement, (A) to the Member’s knowledge, none of the funds or other assets of the Member constitutes property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law (including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder) (any such person, entity or government, an “Embargoed Person”) with the result that the investment in the Member (whether directly or indirectly) is prohibited by any applicable law, rule, regulation, order or decree or is in violation thereof; (B) to the Member’s knowledge, no Embargoed Person has any interest of any nature whatsoever in the Member with the result that the investment in the Member (whether directly or indirectly) is prohibited by any applicable law, rule, regulation, order or decree or is in violation thereof; and (C) to the Member’s knowledge, none of the funds of the Member has been derived from any unlawful activity with the result that the investment in the Member (whether directly or indirectly) is prohibited by any applicable law, rule, regulation, order or decree or is in violation thereof;

(x) if applicable to such Member, the Member has implemented a corporate anti-money laundering plan that is reasonably designed to ensure compliance in all material respects with applicable foreign and U.S. anti-money laundering law;

(xi) the Member is familiar with the U.S. Government Blacklists maintained by applicable U.S. Federal agencies and, to the Member’s knowledge, none of its investors, officers or directors are on the U.S. Government Blacklists;

(xii) it does not and will not hold Plan Assets for so long as it is a Member; and

(xiii) each Member agrees to indemnify and hold harmless the Company and the other Member and their respective officers, directors, shareholders, partners, members, employees, successors and assigns from and against any and all actual loss, damage, liability or expense (including costs and attorneys’ fees) which they may incur by reason of, or in connection with, any material breach of the foregoing representations and warranties by such Member in Section 15.01(a), and all such representations and warranties shall survive the execution and delivery of this Agreement and the termination and dissolution of Platform Co, the ZONE Member and/or the Company.

15.02 Further Assurances. Each Member agrees to execute, acknowledge, deliver, file, record and publish such further instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.

15.03 Auto-Approval of Certain Consents. Unless this Agreement expressly provides otherwise for a particular consent, if any Member or the Company delivers to Platform Co a written request for consent or approval under this Agreement or any Transaction Document (which written request must be clearly identified as a consent request subject to this Section 15.03 and must be delivered in accordance with the notice provisions of Section 15.04), and Platform Co fails to deliver a written response (granting, denying, or conditioning such consent) within twenty (20) Business Days after receipt of such written request and all reasonably necessary supporting information, then, solely with respect to such requested action, Platform Co’s consent shall be deemed given; provided, however, that no consent shall be deemed given, and no auto-approval shall apply, with respect to any amendment, waiver, side letter, financing document, budget, affiliate arrangement, project-sale document, Master Platform Agreement amendment, IP License amendment, equity document amendment, or other ancillary document that would adversely affect or impair Platform Co’s economics, Cue or the Retained IP (including the IP License), tax protections, consent rights, anti-circumvention protections, successor protections, or liability limitations.

15.04 Notices. All notices of default, demands, requests for or grants of consents or approvals, which any of the parties to this Agreement may desire or be required to give hereunder (collectively, “Material Notices”) shall be in writing and shall be given by (a) personal delivery, (b) a nationally recognized overnight courier service, fees prepaid or (c) by email, all addressed as follows:

If to the ZONE Member, to:	CleanCore Solutions, Inc. [●] Attn: Tyler Hassen Email: [●]

If to the Manager or Platform Co, to:	Platform Co 3790 El Camino Real, Suite 895 Palo Alto, CA Attn: [●]; [●] Email: [●]

Any Member may designate another addressee (and/or change its address) for Material Notices hereunder by a notice given pursuant to this Section 15.04. A Notice sent in compliance with the provisions of this Section 15.04 shall be deemed given on the date of receipt if delivered via method (a) or (c) and on the next Business Day after deposit with the courier if delivered via method (b). Other than with regard to Material Notices, communications under this Agreement shall be delivered and exchanged among the Members in such mutually acceptable form as shall be conducive to the use and implementation of the materials in question (e.g., by electronic mail with regard to the exchange of periodic financial information).

15.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed wholly within that state and without reference to the choice of law doctrine thereof.

15.06 Attorneys’ Fees. In the event of any litigation arising out of or in connection with this Agreement, the prevailing Member shall be entitled to reasonable attorneys’ fees and costs as fixed by the court.

15.07 Captions. All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision in this Agreement.

15.08 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter, singular and plural, as the identity of the party or parties may require.

15.09 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and permitted assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and permitted assigns.

15.10 Extension Not a Waiver. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a Member or the Company shall impair or affect the right of such Member or the Company thereafter to exercise the same. Any extension of time or other indulgence granted to a Member hereunder shall not otherwise alter or affect any power, remedy or right of any other Member or of the Company, or the obligations of the Member to whom such extension or indulgence is granted.

15.11 Creditors Not Benefited. Nothing contained in this Agreement is intended or shall be deemed to benefit any creditor of the Company or of any Member, and no creditor of the Company or of any Member shall be entitled to require the Company to solicit or the Members to make any Capital Contribution to the Company or to enforce any right which the Company or any Member may have against any Member under this Agreement or otherwise.

15.12 Recalculation of Interest. If any applicable law is ever judicially interpreted so as to deem any distribution, payment or other amount received by any Member or the Company under this Agreement as interest in excess of the maximum rate or amount of interest permitted by applicable law, then all amounts in excess of the highest lawful rate or amount theretofore collected shall be credited against any other subsequent distributions, payments or other amounts to be paid by the recipient, and the provisions of this Agreement immediately be deemed reformed, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the payment of the fullest amount otherwise required hereunder. Such reformation shall include that all sums paid or agreed to be paid that are judicially determined to be interest shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the term of such obligation so that the rate or amount of interest on account of such obligation does not exceed the maximum rate or amount of interest permitted under applicable law.

15.13 Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby and the parties shall work together in good faith to replace any such invalid, illegal and unenforceable provision with valid, legal and enforceable provisions that, as closely as possible, match the parties’ intent.

15.14 Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein are terminated. Amendments, variations, modifications or changes herein may be made effective and binding upon the Members only by the setting forth of same in a document duly executed by Platform Co and the ZONE Member, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any Member.

15.15 Publicity. Subject to Section 15.17, the Members agree that no Member nor any of its advisors shall disclose Confidential Information (as defined below) for any internal or external marketing, customer relations, advertising or business development purpose, without the prior written consent of Platform Co and the ZONE Member (and prior to any such disclosure the disclosing Member will notify Platform Co and the ZONE Member and provide a copy of the proposed disclosure and an opportunity to comment thereon before the disclosure is made).

15.16 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute but one and the same agreement. The exchange of copies of this Agreement, any amendments hereto, any signature pages required hereunder or any other documents required or contemplated hereunder by facsimile or email (in .pdf or other digital format) transmission shall constitute effective execution and delivery of same as to the Members thereto and may be used in lieu of the original documents for all purposes. Signatures transmitted by facsimile or email shall be deemed to be original signatures for all purposes.

15.17 Confidentiality.

(a) The terms of this Agreement and all other information related to the conduct of the business and affairs of the Company or the Members, including (w) the relative or absolute rights or interests of any of the Members (including the Affiliates of the Members), (x) the identity of the ZONE Member and its investment in the Company, (y) assets, liabilities, income, equity or investments of any Member, and (z) any information provided by the Company to the Members or by any Member to the Company to another Member in connection with the business of the Company (collectively, the “Confidential Information”), is confidential, the disclosure of which would cause irreparable harm to the Company or the Members; provided, however, that the term “Confidential Information” shall not include any information which (i) is now or which subsequently becomes generally known or available to the public by publication, commercial use or otherwise, other than by breach by a Member under this Agreement, directly or indirectly; (ii) is known by such Member at the time of receiving such information so long as such information came into such Member’s possession from a source who was not reasonably known by such Member to be prohibited from transmitting the information; (iii) is furnished by the Company to third parties (other than principals, agents or affiliates of the Company) without restriction on disclosure; (iv) is subsequently rightfully (and without breach of any agreement in favor of the Company) furnished to a Member by a third-party without restriction on disclosure; or (v) has been publicly disclosed pursuant to authorization by the other Member. Accordingly, each Member represents that it has not and agrees that while it is a Member of the Company and for one (1) year thereafter, it will not and it will direct its members, shareholders, partners, directors, officers, agents, advisors and Affiliates not to, disclose to any Person other than its attorneys, accountants, consultants, advisors, members, shareholders, partners, directors, officers, lenders and other agents who have a need to know such information, any Confidential Information or confirm any statement made by third Persons regarding Confidential Information until the Company has publicly disclosed the Confidential Information pursuant to authorization by the other Member and has notified each Member that it has done so; provided, however, that any Member (or its Affiliates) may disclose such Confidential Information (i) if required by law or rule of any stock exchange (it being specifically understood and agreed that anything set forth in a registration statement or any other document filed pursuant to law will be deemed required by law, and provided that before making any disclosure of Confidential Information required by law or rule of any stock exchange, the disclosing Member will notify the other Member and provide it with a copy of the proposed disclosure and an opportunity to comment thereon before the disclosure is made), (ii) if reasonably necessary in connection with any transaction authorized pursuant to the terms of this Agreement, (iii) if necessary for it to perform any of its duties or obligations hereunder or in any property management or leasing agreement covering the Property, (iv) in connection with any litigation or other proceeding between any Members or the Company; (v) to shareholders, partners, members, trustees, directors, officers, employees, agents, representatives, counsel, accountants, consultants, actual or potential lenders or other actual or potential providers of financing to such Member (solely in connection with the transaction contemplated by this Agreement) and other professionals and permitted assignees under this Agreement; and (vi) in connection with the tax treatment and tax structure of its investment in the Company and of any transactions entered into by the Company, and all materials of any kind (including opinions or other tax analyses) that are provided to the Member relating to such tax treatment and tax structure.

(b) Subject to the provisions of Section 15.17(a), each Member agrees not to disclose any Confidential Information to any Person (other than a Person agreeing in writing to maintain all Confidential Information in strict confidence or a judge, magistrate or referee in any action, suit or proceeding relating to or arising out of this Agreement or otherwise), and to keep confidential all documents (including, without limitation, responses to discovery requests) containing any Confidential Information. Each Member hereby consents in advance to any motion for any protective order brought by any other Member represented as being intended by the movant to implement the purposes of this Section 15.17; provided, that, if a Member receives a request to disclose any Confidential Information under the terms of a valid and effective order issued by a court or governmental agency and the order was not sought by or on behalf of or consented to by such Member, then such Member may disclose the Confidential Information to the extent required if the Member as promptly as practicable notifies the other Member of the existence, terms and circumstances of the order, consults in good faith with the other Member on the advisability of taking legally available steps to resist or to narrow the order, and if disclosure of the Confidential Information is required, exercises its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that the other Member may designate. The cost (including, without limitation, reasonable attorneys’ fees and expenses) of obtaining a protective order covering Confidential Information designated by such other Member will be borne by the Company.

(c) The covenants contained in this Section 15.17 will survive the Transfer of the Interest of any Member and the dissolution of the Company.

(d) Notwithstanding anything contained in this Section 15.17 to the contrary, nothing contained in this Agreement shall be deemed to prevent any Member from making such disclosures as are required by applicable law, including, without limitation, the Securities Act and Securities Laws.

15.18 Venue. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby shall be brought in any state or federal court in Delaware and each Member hereby consents to the exclusive jurisdiction of any court in Delaware (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Each Member hereby waives the right to commence an action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement or the transactions contemplated hereby or thereby in any court outside of Delaware. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 15.04 shall be deemed effective service of process on such party.

15.19 WAIVER OF JURY TRIAL. EACH OF THE PARTIES, TO THE FULL EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS AGREEMENT.

[The Rest of This Page Left Intentionally Blank; Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

ZONE MEMBER:

CLEANCORE SOLUTIONS, INC., a Nevada corporation

By:	/s/ Tyler Hassen
Name:	Tyler Hassen
Title:	Chief Executive Officer

Platform Co:

HST TECHNOLOGIES, INC., a Delaware corporation

By:	/s/
Name:	[●]
Title:	[●]

LIST OF EXHIBITS AND SCHEDULES

Exhibit A:	Property Description (Data Center Facility Site)

Exhibit B:	Procedure for Determining Fair Market Value (Independent Appraisal)

Schedule 11.05	Initial Operating Budget and Development Budget

EXHIBIT A

PROPERTY DESCRIPTION

EXHIBIT B

PROCEDURE FOR DETERMINING FAIR MARKET VALUE

1. If the Members are unable to agree upon the Fair Market Value of the Platform Co Interest within twenty (20) days after the Buy-Out Election Notice, then within ten (10) days thereafter, the Members shall jointly select a single independent, nationally recognized valuation firm that qualifies as an Acceptable Broker (the “Appraiser”). The costs of the Appraiser shall be borne by the Company.

2. If the Members are unable to agree upon the Appraiser within such ten (10)-day period, then within five (5) Business Days thereafter, each Member shall select one Acceptable Broker, and those two brokers shall, within ten (10) Business Days of their appointment, select a third Acceptable Broker to serve as the Appraiser. If either Member fails to select a broker within such period, the broker selected by the other Member shall serve as the sole Appraiser.

3. The Appraiser shall determine the Fair Market Value of the Platform Co Interest by reference to the value of Platform Co’s economic rights and membership interests in and relating to the Partnership Projects and the Company (including accrued and vested Carried Participation and Equity Consideration earned as of the applicable valuation date), together with the reasonably anticipated future value of such rights and interests in light of the Parties’ agreed economic framework under this Agreement and the other Transaction Documents, using market-standard valuation methodologies (including discounted cash flow analysis and comparable transaction analysis). The Appraiser shall take into account, without duplication (A) Platform Co’s vested and reasonably anticipated Carried Participation and Catch-Up Distribution rights; (B) Platform Co’s vested and reasonably anticipated Equity Consideration and related registration and liquidity rights; (C) the value of any fees, economics, or consideration payable or reasonably anticipated to be payable to Platform Co under the Master Platform Agreement and other platform or service arrangements associated with the Partnership Projects; and (D) the value attributable to any successor or continuation vehicle, refinancing, secondary transaction, listing, sale process, or similar monetization event relating to the Partnership Projects. The Appraiser shall not apply any minority discount, lack-of-marketability discount, disputed-removal discount, or similar discount by reason of Platform Co’s removal or any dispute regarding the existence of a Cause Event unless and until a Cause Event has been finally determined pursuant to Section 7.01(g) and Section 15.18. No minority discount, lack-of- marketability discount, disputed-removal discount, or similar discount shall apply by reason of Platform Co’s removal or any dispute regarding the existence of a Cause Event unless and until a Cause Event has been finally determined pursuant to Section 7.01(g) and Section 15.18. For purposes of the appraisal, the Appraiser shall disregard any impairment to the value of the Platform Co Interest that is attributable to ZONE funding failures, ZONE-caused delays or breaches, Force Majeure, utility delays, governmental delays, or other circumstances outside Platform Co’s reasonable control, and shall value Platform Co’s rights as if such circumstances had not occurred.

4. The Appraiser shall deliver its written determination of Fair Market Value to both Members within thirty (30) days of its engagement. Such determination shall be final and binding on the Members absent manifest error.

5. If any selection or appointment of an Appraiser under paragraphs 1 through 3 above has not been completed within the applicable time periods, either Member may request that the American Arbitration Association (or, if unavailable, JAMS) appoint a qualified independent valuation firm meeting the criteria of the “Acceptable Broker” definition to serve as the sole Appraiser. The costs of any appointment under this paragraph 5 shall be borne by the Company.

SCHEDULE 11.05

OPERATING BUDGET

[To be agreed upon by the Members in good faith following the Effective Date]

75